Exhibit 10.1

SECOND LIEN CREDIT AGREEMENT
dated as of June 21, 2013

among
QUICKSILVER RESOURCES INC.,
as Borrower,
CREDIT SUISSE AG,
as Administrative Agent,
JPMORGAN CHASE BANK, N.A.
as Syndication Agent,
BANK OF AMERICA, N.A.
CITIGROUP GLOBAL MARKETS INC.
DEUTSCHE BANK SECURITIES INC.
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents,
and
THE LENDERS PARTY HERETO
__________________________________________________
CITIGROUP GLOBAL MARKETS INC.
DEUTSCHE BANK SECURITIES INC.
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
WELLS FARGO SECURITIES, LLC,
as Joint Bookrunners
and

CREDIT SUISSE SECURITIES (USA) LLC J.P. MORGAN SECURITIES, LLC
as Co-Lead Arrangers and Joint Bookrunners

i

Annex I	List of Commitments
Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E-1	Security Instruments
Exhibit E-2	Form of Guaranty Agreement
Exhibit F	Form of Assignment and Assumption
Exhibit G	Form of Pledge Agreement
Exhibit H-1	Form of U.S. Tax Compliance Certificate
(Foreign Lenders; not partnerships)
Exhibit H-2	Form of U.S. Tax Compliance Certificate
(Foreign Participants; not partnerships)
Exhibit H-3	Form of U.S. Tax Compliance Certificate
(Foreign Participants; partnerships)
Exhibit H-4	Form of U.S. Tax Compliance Certificate
(Foreign Lenders; partnerships)
Exhibit I-1	Form of First Lien Intercreditor Agreement
Exhibit I-2	Form of Pari Passu Intercreditor Agreement

Schedule 1.02	Initial Subsidiary Guarantors
Schedule 7.11	Subsidiaries and Partnerships; Unrestricted Subsidiaries
Schedule 7.12	Insurance

v

SECOND LIEN CREDIT AGREEMENT dated as of June 21, 2013 (as amended, modified, supplemented or restated from time to time, this “Agreement”), among QUICKSILVER RESOURCES INC., a Delaware corporation (the “Borrower”); each of the Lenders from time to time party hereto; and CREDIT SUISSE AG, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
R E C I T A L S
WHEREAS, capitalized terms used in these preliminary statements shall have the respective meanings set forth for such terms in Section 1.01 hereof;
WHEREAS, the Lenders have agreed to make Loans to the Borrower on the Effective Date, on the terms and subject to the conditions set forth herein, in an aggregate principal amount of $625,000,000, and in connection therewith the Borrower intends to consummate the following transactions: (a) the Borrower will issue Second Lien Notes in an aggregate principal amount of $200,000,000, (b) the Borrower will issue New Senior Notes in an aggregate principal amount of up to $325,000,000, (c) the Borrower will launch the Tender Offer and, upon receipt of the requisite consents pursuant to the Consent Solicitation, enter into one or more supplemental indentures to eliminate substantially all of the restrictive covenants and certain events of default contained in the indentures related to the Existing 2015 Senior Notes and the Existing 2016 Senior Notes, (d) the Borrower will launch the Consent Solicitation and, upon receipt of the requisite consents pursuant to the Consent Solicitation, enter into the 2019 Senior Notes Indenture Amendment, and (e) the Borrower intends, promptly following the Effective Date, to initiate the Cleanup Calls;
WHEREAS, the proceeds of the Loans are to be used, together with the proceeds of the New Senior Notes, the Second Lien Notes and available cash, (a) to repay, redeem or discharge the Existing 2015 Senior Notes and the Existing 2016 Senior Notes tendered pursuant to the Tender Offer, (b) to pay the Transaction Costs, (c) to fund the Cleanup Calls or to repurchase the Existing 2015 Senior Notes and the Existing 2016 Senior Notes in open market transactions or (d) for general corporate purposes;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions and Accounting Matters
SECTION 1.01.    Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

SECTION 1.02.    Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2019 Senior Notes Indenture Amendment” means a supplemental indenture to amend the covenants in the indenture related to the Existing 2019 Senior Notes, including in order to permit the Borrower to refinance the Existing Subordinate Notes by incurring Indebtedness, including the New Senior Notes, that ranks equally in right of payment with the Existing 2019 Senior Notes and excluding any such refinancing of the Existing Subordinate Notes from the limitation on restricted payments in such indenture.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquired Indebtedness” means Indebtedness (a) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (b) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (b) of the preceding sentence, on the date of consummation of such acquisition of assets.
“Additional Assets” means (a) any property or assets to be used by the Borrower or a Restricted Subsidiary in its drilling or completion operations and (b) Proved Hydrocarbon Interests.
“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, the remainder of:
(a) the sum of:
(i) estimated discounted future net revenues from proved oil and gas reserves of the Borrower and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any provincial, territorial, state, federal or foreign income taxes, as estimated by the Borrower in a reserve report prepared as of the end of the Borrower’s most recently completed fiscal year for which audited financial statements are available:
(A)    as increased by, as of the date of determination, the estimated discounted future net revenues from:
(1)    estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and
(2)    estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year end due to exploration, development, exploitation or other activities, in each case calculated in accordance with SEC guidelines (utilizing the prices for the fiscal quarter ending prior to the date of determination); and
(B)     decreased by, as of the date of determination, the estimated discounted future net revenues from:
(1)    estimated proved oil and gas reserves included therein that shall have been produced or disposed of since such year end, and
(2)    estimated oil and gas reserves included therein that are subsequently removed from the proved oil and gas reserves of the Borrower and its Restricted Subsidiaries as so calculated due to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and substantially in accordance with SEC guidelines (utilizing the prices for the fiscal quarter ending prior to the date of determination), in each case as estimated by the Borrower’s petroleum engineers or any independent petroleum engineers engaged by the Borrower for that purpose;
(ii)    the capitalized costs that are attributable to oil and gas properties of the Borrower and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Borrower’s books and records as of a date no earlier than the date of the Borrower’s latest annual or quarterly consolidated financial statements;
(iii)    the Net Working Capital on a date no earlier than the date of the Borrower’s latest annual or quarterly consolidated financial statements; and
(iv)    the greater of:
(A)    the net book value of other tangible assets of the Borrower and its Restricted Subsidiaries, as of a date no earlier than the date of the Borrower’s latest annual or quarterly consolidated financial statements, and
(B)    the appraised value, as estimated by independent appraisers, of other tangible assets of the Borrower and its Restricted Subsidiaries, as of a date no earlier than the date of the Borrower’s latest audited consolidated financial statements (provided that the Borrower shall not be required to obtain any appraisal of any assets); minus
(b)    the sum of:
(i)    any amount included in (a)(i) through (a)(iv) above that is attributable to Minority Interests;
(ii)    any net gas balancing liabilities of the Borrower and its Restricted Subsidiaries reflected in the Borrower’s latest audited consolidated financial statements;

(iii)    to the extent included in (a)(i) above, the estimated discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Borrower’s year end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Borrower and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and
(iv)    to the extent included in (a)(i) above, the estimated discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the estimated discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Borrower and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).
If the Borrower changes its method of accounting from the full cost method of accounting to the successful efforts or a similar method, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if the Borrower were still using the full cost method of accounting.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” has the meaning assigned to such term in the preamble of this Agreement.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Syndication Agent and the Co-Documentation Agents; and “Agent” means any of them, as the context requires.
“Agreed Currency” has the meaning assigned to such term in Section 2.07(a).
“Agreement” has the meaning assigned to such term in the preamble hereto.
“Alternate Base Rate” means, for any day, a rate equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% per annum and (c) the Adjusted LIBO Rate in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a one-month Interest Period commencing on the second Business Day after such date plus 1.00% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of the term “Federal Funds Effective Rate”, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be. Notwithstanding the foregoing, if the Alternate Base Rate determined as provided above shall be lower than 2.25% per annum at any time, the Alternate Base Rate shall be deemed to be 2.25% per annum at such time.
“Amended Loans” has the meaning set forth in the definition of Permitted Amendment.
“Amending Lender” has the meaning set forth in Section 2.09(a).
“Amendment Request Class” has the meaning set forth in Section 2.09(a).
“Applicable Discount” has the meaning assigned to such term in Section 3.04(d)(iii).
“Applicable Margin” means, for any day, (a) with respect to any Eurodollar Borrowing, 5.75% per annum, and (b) with respect to any ABR Borrowing, 4.75% per annum.
“Applicable Percentage” means, with respect to any Lender (a) when used with reference to any specified Class at any time, a fraction (expressed as a percentage) equal to (i) such Lender’s Commitment in respect of such Class (or, if the Loans of such Class have been funded pursuant to Section 2.01, the principal amount of such Lender’s outstanding Loans of such Class) at such time over (ii) the aggregate Commitments in respect of such Class (or, if the Loans of such Class have been funded pursuant to Section 2.01, the aggregate principal amount of the outstanding Loans of such Class) at such time; and (b) when used without reference to any specified Class, a fraction (expressed as a percentage) equal to (A) the aggregate amount of such Lender’s unfunded Commitments and outstanding Loans at such time over (B) the aggregate amount of the unfunded Commitments and outstanding Loans of all the Lenders at such time.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Petroleum Engineers” means (a) with respect to the U.S. Reserve Report and the First Lien U.S. Reserve Report, Schlumberger Data and Consulting Services, (b)

with respect to the Canadian Reserve Report, LaRoche Petroleum Consultants Limited and (c) any other independent petroleum engineers or other independent petroleum consultant(s) reasonably acceptable to the Administrative Agent.
“Arrangers” means Credit Suisse Securities (USA) LLC and J.P. Morgan Securities, LLC.
“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of the Oil and Gas Business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.
Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:
(a)    a disposition by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Wholly-Owned Subsidiary;
(b)    the sale of Cash Equivalents in the ordinary course of business;
(c)    a disposition of Hydrocarbons or mineral products in the ordinary course of the Oil and Gas Business;
(d)    a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Borrower and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;
(e)    transactions permitted by Section 9.09;
(f)    an issuance of Capital Stock by a Restricted Subsidiary to the Borrower or to a Wholly-Owned Subsidiary;
(g)    for purposes of Section 9.06 only, the making of a Permitted Investment or a disposition subject to Section 9.02;
(h)    an Asset Swap effected in compliance with Section 9.06;
(i)    dispositions of assets with an aggregate fair market value since the date of this Agreement of less than $5,000,000;
(j)    dispositions in connection with the creation, encumbrance or existence of Permitted Liens or the exercise of any rights or remedies with respect thereto;

(k)    dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(l)    the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries;
(m)    any Production Payments and Reserve Sales, provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Borrower or a Restricted Subsidiary, shall have been created, Incurred, issued, assumed or Guaranteed in connection with the acquisition or financing of, and no later than 60 days after the acquisition of, the property that is subject thereto;
(n)    the sale or transfer (whether or not in the ordinary course of the Oil and Gas Business) of oil and/or gas properties or direct or indirect interests in real property; provided that, at the time of such sale or transfer, such properties do not have associated with them any proved reserves capable of being produced in material economic quantities; and
(o)    the abandonment, farm-out, exchange, lease or sublease of developed or undeveloped oil and/or gas properties or interests therein in the ordinary course of business or in exchange for oil and/or gas properties or interests therein owned or held by another Person.
“Asset Disposition Offer” has the meaning assigned to such term in Section 9.06.
“Asset Disposition Offer Amount” has the meaning assigned to such term in Section 9.06.
“Asset Disposition Offer Period” has the meaning assigned to such term in Section 9.06.
“Asset Disposition Purchase Date” has the meaning assigned to such term in Section 9.06.
“Asset Swap” means any concurrent purchase and sale or exchange of oil and gas properties or interests therein or other assets or properties used or useful in the Oil and Gas Business, including Capital Stock of any Person who holds any such properties, interests or assets, between the Borrower or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with Section 9.06.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Existing 2019 Senior Notes (whether or not such Notes remain outstanding), compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).
“Auction” has the meaning assigned to such term in Section 3.04(d)(i).
“Auction Amount” has the meaning assigned to such term in Section 3.04(d)(i).
“Auction Notice” has the meaning assigned to such term in Section 3.04(d)(i).
“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (a) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.
“Bank Indebtedness” means any and all amounts, whether outstanding on the date of this Agreement or Incurred after such date, payable by the Borrower under or in respect of a Credit Facility, and any related notes, collateral documents, letters of credit and guarantees and any Interest Rate Agreement entered into in connection with a Credit Facility, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower at the rate specified therein, whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
“Board of Directors” means, as to any Person, the board of directors or comparable governing body of such Person or a duly authorized committee of such board of directors.
“Bookrunners” means Credit Suisse Securities (USA) LLC, J.P. Morgan Securities, LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC.
“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or a United States federal holiday or any other day on which commercial banks in New York City are authorized or required by law to be closed; provided that if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in Dollar deposits in the London interbank market.
“Canadian Benefit Plans” means any employee benefit plan, maintained or contributed to by any Canadian Subsidiary that is not a Canadian Pension Plan and which is primarily for the benefit of the employees or former employees of any Canadian Subsidiary employed in Canada who participate or are eligible to participate, including all profit sharing, incentive compensation, savings, supplemental retirement, retiring allowance, severance, deferred compensation, welfare, bonus, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements primarily for the benefit of such employees.
“Canadian First Lien Credit Agreement” means the Amended and Restated Credit Agreement dated as of December 22, 2011, among the Borrower, QRCI, the lenders, syndication agent and co-documentation agents party thereto and JPMorgan Chase Bank, N.A., as Global Administrative Agent, as amended by Omnibus Amendment No. 1 dated as of May 23, 2012, Omnibus Amendment No. 2 dated as of August 6, 2012, Omnibus Amendment No. 3 dated as of October 5, 2012, Omnibus Amendment No. 4 dated as of April 30, 2013, and the First Lien Amendment and as further amended, restated, renewed, extended, supplemented, increased, replaced, refinanced or otherwise modified from time to time.
“Canadian Pension Plan” means any pension plan to which any Canadian Subsidiary contributes or has made contributions on behalf of its employees and required to be registered under Canadian provincial or federal pension benefits standards legislation and which is contributed to by (or to which there is or may be an obligation to contribute by) the Canadian Subsidiaries, other than a multi-employer pension plan as defined under such legislation.
“Canadian Pension Plan Termination Event” means an event which would reasonably be expected to entitle a Person (without the consent of any Canadian Subsidiary) to wind-up or terminate a Canadian Pension Plan in full or in part, or the institution of any steps by any Governmental Authority to terminate or order the termination or wind-up of, in full or in part, any Canadian Pension Plan, or an event respecting any Canadian Pension Plan which would result in the revocation of the registration of such Canadian Pension Plan or which could otherwise reasonably be expected to adversely affect the tax status of any such Canadian Pension Plan.
“Canadian Reserve Report” means a Reserve Report for the Oil and Gas Properties located within the territorial limits of Canada.
“Canadian Subsidiaries” means, collectively, QRCI and its Subsidiaries that are Restricted Subsidiaries.

“Capital Lease” means, with respect to any Person, any lease of property (whether real, personal or mixed) by such Person or its Subsidiaries as lessee that would be capitalized on a balance sheet of such Person or its Subsidiaries prepared in conformity with GAAP, other than, in the case of such Person or its Subsidiaries, any such lease under which such Person or any of its Subsidiaries is the lessor.
“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all obligations of such Person and its Subsidiaries under Capital Leases, as determined on a consolidated basis in conformity with GAAP.
“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
“Cash Equivalents” means:
(a)    securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having a maturity within one year after the date of acquisition thereof;
(b)    marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year after the date of acquisition thereof and, at the time of such acquisition, having a credit rating of at least “A” or the equivalent thereof from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. (or an equivalent rating by another nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments);
(c)    certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year after the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services or “A” or the equivalent thereof by Moody’s Investors Service, Inc. (or an equivalent rating by another nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments), and having combined capital and surplus in excess of $500 million;
(d)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank meeting the qualifications specified in clause (c) above;
(e)    commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc. (or an equivalent rating by another nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments), and in any case maturing within one year after the date of acquisition thereof; and

(f)    interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (a) through (e) above.
“Casualty Event” means any loss, casualty or other damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Oil and Gas Property of the Borrower or any of its Restricted Subsidiaries.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.
“Change of Control” means:
(a)    Any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Borrower (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Borrower held by a parent entity of the Borrower, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent entity); or
(b)    the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors; or
(c)    the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or
(d)    the adoption by the stockholders of the Borrower of a plan or proposal for the liquidation or dissolution of the Borrower.
“Change of Control Offer” has the meaning assigned to such term in Section 9.12.

“Change of Control Payment Date” has the meaning assigned to such term in Section 9.12.
“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Loans made on the Effective Date or Loans of any class established pursuant to Section 2.08, 2.09 or 2.10, (b) any Commitment, refers to whether such Commitment is one of the Commitments in effect on the Effective Date or commitments of any class established pursuant to Section 2.08 or 2.10 and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.
“Cleanup Calls” means each of the repurchase, redemption or discharge, within 60 days following the Effective Date, of Existing 2015 Senior Notes and Existing 2016 Senior Notes in accordance with the terms of the indentures under which such notes were issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.
“Collateral” means, at any time, all Property that is, or is required under the terms of this Agreement to be, subject to the Liens created by the Security Instruments to secure the Secured Indebtedness.
“Collateral Agent” means The Bank of New York Mellon Trust Company, N.A., in its capacity as collateral agent under the Security Instruments (together with its successors in such capacity).
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(a)    the Administrative Agent shall have received from each Domestic Subsidiary that is required under Section 8.13 to Guarantee the Secured Indebtedness, a counterpart of the Guaranty Agreement, duly executed and delivered on behalf of such Person;
(b)    The Administrative Agent shall have received a counterpart of the Pledge Agreement, duly executed and delivered on behalf of the Borrower, each Subsidiary Guarantor and each other Domestic Subsidiary that is required under Section 8.13 to be a party to the Pledge Agreement, and all certificates representing Capital Stock and other instruments and documents required under Section 8.13 to be delivered to the Collateral Agent (or to the First Lien Administrative Agent as gratuitous bailee for the Administrative Agent) shall have been so delivered;
(c)    all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law or reasonably requested by the Administrative Agent or the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Instruments and to perfect such Liens to the extent required by, and with the priority required by, the Security Instruments or this

Agreement, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;
(d)    the Administrative Agent shall have received (i) counterparts of Security Instruments creating Liens on (A) all interests in Oil and Gas Properties and other Property owned by the Borrower or any Domestic Subsidiary (other than Property referred to in the preceding clauses of this definition) that are subject to any Lien securing the First Lien Secured Indebtedness (or that would be required, under the U.S. First Lien Credit Agreement as in effect on the date of this Agreement, to secure such First Lien Secured Indebtedness if such First Lien Secured Indebtedness were outstanding and such U.S. First Lien Credit Agreement were in effect) and (B) Mortgaged Properties that, taken together, represent at least 87.5% of the total value of the Proved Hydrocarbon Interests evaluated in the then most recent First Lien U.S. Reserve Report, after giving effect to exploration and production activities, acquisitions, dispositions and production, each such Security Instrument to be comparable to the corresponding First Lien Security Instrument, if any, reasonably satisfactory in form and substance to the Administrative Agent and duly executed and delivered by the record owner of the applicable interest in Oil and Gas Properties or other Property, and each Lien created by such Security Instruments subject only to Permitted Liens that are also prior to the Liens securing the First Lien Secured Indebtedness, in the case of Liens other than Liens securing the First Lien Secured Indebtedness, (ii) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board, and (iii) such title information and other documents (but excluding legal opinions other than those specified in Section 6.01) as the Administrative Agent or the Collateral Agent may reasonably request with respect to any such Security Instrument or the interests or Property subject thereto;
(e)    each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Instruments to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.
The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title information, legal opinions or other deliverables with respect to, particular assets of the Loan Parties if, and for so long as the Administrative Agent, in consultation with the Borrower, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title information, legal opinions or other deliverables, shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title information, legal opinions or other deliverables with respect to particular assets to be agreed with the Borrower (including extensions beyond the Effective Date).

“Co-Managers” means Canadian Imperial Bank of Commerce, New York Agency, RBS Securities Corporation, TD Securities (USA) LLC, The Bank of Nova Scotia and UBS Securities LLC.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan pursuant to Section 2.01, expressed as an amount representing the maximum aggregate amount of the Loan to be made by such Lender. The Commitments of the Lenders are set forth in Annex I to this Agreement. The aggregate amount of the Commitments on the Effective Date is $625,000,000.
“Commodity Agreements” means, in respect of any Person, any futures contract, forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons purchased, used, produced, processed or sold by such Person and designed to protect such Person against fluctuations in Hydrocarbon prices.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consent Solicitation” means a consent solicitation with respect to the Existing 2019 Senior Notes pursuant to which the Borrower has requested consents that will permit it to enter into the 2019 Senior Notes Indenture Amendment.

“Consolidated Coverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are in existence to (b) Consolidated Interest Expense for such four fiscal quarters; provided, that:
(i)    if the Borrower or any Restricted Subsidiary:
(A)    has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (x) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (y) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or
(B)    has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;
(ii)    if since the beginning of such period the Borrower or any Restricted Subsidiary shall have made any Asset Disposition or the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:
(A)    the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the absolute value of the Consolidated EBITDA (if negative) directly attributable thereto for such period; and
(B)    Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Borrower or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Borrower and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);
(iii)    if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Borrower) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction giving rise to the need to calculate the Consolidated Coverage Ratio, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(iv)    if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period shall have Incurred any Indebtedness or discharged any Indebtedness, made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (ii) or (iii) above if made by the Borrower or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.
For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Borrower (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act of 1933). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Borrower, the interest rate shall be calculated by applying such optional rate chosen by the Borrower.
“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:
(a)    Consolidated Interest Expense;
(b)    Consolidated Income Taxes;
(c)    consolidated depletion, depreciation and amortization expenses;
(d)    consolidated impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles;”
(e)    consolidated exploration expenses, if applicable;
(f)    (i) any write-off of deferred financing costs, (ii) any capitalized interest and (iii) the interest portion of any deferred payment obligations; and
(g)    other consolidated non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation);
less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto that were deducted in calculating such Consolidated Net

Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments.
Notwithstanding the preceding sentence, the items described in clauses (b) through (f) above relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (b) through (f) above are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would not be prohibited at the date of determination to be dividended to the Borrower by such Restricted Subsidiary pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders, except for restrictions under any Credit Facility.
“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are (x) calculated by reference to the income or profits of such Person or such Person and its Subsidiaries or (y) any franchise taxes or equity taxes (in each case to the extent included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.
“Consolidated Interest Expense” means, for any period, the consolidated interest expense of the Borrower and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:
(a)    interest expense attributable to Capital Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a Capital Lease in accordance with GAAP and the interest component of any deferred payment obligations;
(b)    amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);
(c)    non-cash interest expense;
(d)    commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;
(e)    the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(f)    costs associated with Hedging Obligations (including amortization of fees); provided that if Hedging Obligations result in net benefits rather than costs, such net benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;
(g)    the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;
(h)    the product of (i) all dividends paid or payable in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries, which dividends are payable to a party other than the Borrower or a Wholly-Owned Subsidiary, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;
(i)    Receivables Fees; and
(j)    the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Borrower) in connection with Indebtedness Incurred by such plan or trust.
For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of “Indebtedness,” the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (a) through (j) above) relating to any Indebtedness of the Borrower or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”
For purposes of the foregoing, total interest expense will be determined (A) after giving effect to any net payments made or received by the Borrower and its Subsidiaries with respect to Interest Rate Agreements and (B) exclusive of amounts classified as other comprehensive income in the balance sheet of the Borrower. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Borrower or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.
“Consolidated Net Income” means, for any period, the net consolidated income (loss) of the Borrower and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided that there will not be included in such Consolidated Net Income:
(a)    any net income (loss) of any Person (other than the Borrower) if such Person is not a Restricted Subsidiary, except that:
(i)    subject to the limitations contained in clauses (c), (d) and (e) below, the Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below); and
(ii)    the Borrower’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Borrower or a Restricted Subsidiary;
(b)    any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower, except that:
(i)    subject to the limitations contained in clauses (c), (d) and (e) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); provided that the net income of a Special Entity that does not Guarantee the Secured Indebtedness will not be included in such Consolidated Net Income except for the amount of cash actually distributed by such Special Entity during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitation contained in this clause); and
(ii)    the Borrower’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;
(c)    any after-tax gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Borrower or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;
(d)    any after-tax extraordinary gain or loss;
(e)    the cumulative effect of a change in accounting principles;
(f)    any asset impairment writedowns on Oil and Gas Properties under GAAP or SEC guidelines; and
(g)    any unrealized non-cash gains or losses on charges in respect of Hedging Obligations (including those resulting from the application of SFAS 133).
“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which are or shall be

(or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.
“Continuing Directors” means the individuals who, as of the date of this Agreement, are directors of the Borrower and any individual becoming a director of the Borrower subsequent to the date of this Agreement whose election, nomination for election by the Borrower’s stockholders or appointment, was approved by a majority of the then Continuing Directors (either by a specific vote or by approval of the proxy statement of the Borrower in which such individual is named as a nominee for election as a director, without objection to such nomination).
“Control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “Controlling” and “Controlled” have meanings correlative of the foregoing.
“Credit Facility” means, with respect to the Borrower or any Subsidiary Guarantor, one or more (a) credit facilities (including, without limitation, the First Lien Credit Agreements and this Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, (b) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (c) instruments or agreements evidencing any other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including successive amendments, restatements, modifications, renewals, refunds, replacements or refinancings and whether or not with the original administrative agent and lenders or borrowers or issuers or another administrative agent or agents or other lenders or borrowers or issuers and whether provided under the original First Lien Credit Agreements, this Agreement or any other credit or other agreement or indenture).
“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.
“Default” means any event which, with notice or passage of time or both, would constitute an Event of Default.
“Default Rate” means a rate per annum equal to 2% plus the rate applicable to ABR Loans as provided in Section 3.02(a).
“Discount Range” has the meaning assigned to such term in Section 3.04(d)(i).
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a)    matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
(b)    is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Borrower or a Restricted Subsidiary); or
(c)    is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date that is 91 days after the Final Maturity Date, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or asset disposition (each defined in a substantially identical manner to the corresponding definitions in this Agreement) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Borrower may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to the repayment in full of the Secured Indebtedness.
“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.
“EBITDAX” has the meaning set forth in the U.S. First Lien Credit Agreement, as such agreement is in effect on the date of this Agreement.
“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).
“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Approved Fund (any two or more Approved Funds of any Lender being treated as a single Eligible Assignee for all purposes hereof) and (b) any commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) and that extends credit or buys loans in the ordinary course of business; provided that neither a natural person, nor any Loan Party nor any Affiliate of any Loan Party, shall be an Eligible Assignee.

“Environmental Complaint” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from any federal, provincial, territorial, state or municipal authority or any other party against the Borrower or any Restricted Subsidiary involving (a) a Hazardous Discharge from or onto any real property owned, leased or operated at any time by Borrower or any Subsidiary, or (b) a Hazardous Discharge caused, in whole or in part, by Borrower or any Subsidiary or by any Person acting on behalf of or at the instruction of the Borrower or any Subsidiary, or (c) any violation of any Environmental Law by the Borrower or any Subsidiary.
“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health and safety (with respect to exposure to hazardous substances), the environment or the preservation or reclamation of natural resources, as applicable in any jurisdictions in which the Borrower or any Restricted Subsidiary is conducting or at any time has conducted business, or where any Oil and Gas Property of the Borrower or any Restricted Subsidiary is located, including without limitation, (a) with respect to the Borrower or any Domestic Subsidiary or any Oil and Gas Property of the Borrower or any Domestic Subsidiary located in the United States, the Oil Pollution Act of 1990, as amended (“OPA”), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended and (b) with respect to any Canadian Subsidiary conducting business, or any Oil and Gas Property of any Canadian Subsidiary located, in Canada, the Environmental Protection and Enhancement Act, R.S.A. 2000, c. E-12, as amended, (“EPEA”), the Oil and Gas Conservation Act, R.S.A. 2000, c. E-12, as amended (“OGCA”) and the Canadian Environmental Protection Act, 1999. S.C. 1999. c. 33, as amended. With respect to the Borrower or any Domestic Subsidiary or any Oil and Gas Property of the Borrower or any Domestic Subsidiary located in the United States, the term “oil” has the meaning specified in OPA, the terms “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified under applicable State Environmental Law; provided, however, that to the extent the applicable Environmental Laws of the state or local jurisdiction in which any Oil and Gas Property of the Borrower or any Subsidiary is located establish an equivalent meaning for “oil”, “release”, or “disposal” which is broader than that specified above, such broader meaning shall apply to the extent applicable to such state or local jurisdiction. With respect to any Canadian Subsidiary conducting business, or any Oil and Gas Property of any Canadian Subsidiary located, in Canada, the term “oil” has the meaning specified in OGCA, the term “release” has the meanings specified in EPEA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings, or comparable meanings, specified under applicable provincial or territorial Environmental Law in Canada; provided, however, that to the extent the applicable Environmental Laws of the province, territory or local jurisdiction in which any Oil and Gas Property of any Canadian Subsidiary is located establish an equivalent meaning for “oil”, “release”, or “disposal” which is broader than that specified above, such broader meaning shall apply to the extent applicable to such province, territory or local jurisdiction.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.
“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or any Restricted Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.
“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder with respect to a Pension Plan, (b) the withdrawal of the Borrower, a Restricted Subsidiary or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA or from a Multiemployer Plan, (c) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Pension Plan by the PBGC, (e) receipt by Borrower, a Restricted Subsidiary, or any ERISA Affiliate of a notice of withdrawal liability pursuant to Section 4202 of ERISA, (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the incurrence or assumption by Borrower, a Restricted Subsidiary, or any ERISA Affiliate of any liability under Title IV of ERISA with respect to any Pension Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business for the payment of current premiums which are not past due), (h) the occurrence of a non-exempt prohibited transaction under section 406 of ERISA or section 4975 of the Code that is reasonably likely to result in liability to the Borrower or a Restricted Subsidiary, (i) the failure with respect to a Pension Plan, to satisfy the minimum funding standard under section 412 of the Code or section 302 of ERISA, or (j) the receipt by Borrower, any Restricted Subsidiary, or any ERISA Affiliate of any notice concerning the determination that a Multiemployer Plan is in endangered or critical status, within the meaning of section 305 of ERISA, or insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Section 10.01.
“Excess Proceeds” has the meaning assigned to such term in Section 9.06.

“Exchange Act” the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, branch profits Taxes or any similar Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.04) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with its obligations under Section 5.03(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Existing Notes” means the Existing Subordinate Notes, Existing 2015 Senior Notes, Existing 2016 Senior Notes and Existing 2019 Senior Notes.
“Existing Subordinate Notes” means, collectively, each of Borrower’s 7⅛% Senior Subordinated Notes due 2016, as amended, restated, renewed, extended, supplemented, increased, replaced, refinanced or otherwise modified from time to time.
“Existing 2015 Senior Notes” means, collectively, each of the Borrower’s 8¼% Senior Notes due 2015, as amended, restated, renewed, extended, supplemented, replaced, refinanced or otherwise modified from time to time.
“Existing 2016 Senior Notes” means, collectively, each of the Borrower’s 11¾ % Senior Notes due 2016, as amended, restated, renewed, extended, supplemented, replaced, refinanced or otherwise modified from time to time.
“Existing 2019 Senior Notes” means, collectively, each of the Borrower’s 9⅛% Senior Notes due 2019, as amended, restated, renewed, extended, supplemented, replaced, refinanced or otherwise modified from time to time.
“Failed Auction” has the meaning assigned to such term in Section 3.04(d)(iii).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable thereto) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Final Maturity Date” means, initially, June 21, 2019, and thereafter, at any time, the latest Maturity Date applicable at such time to any Loan.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller.
“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).
“First Lien Administrative Agent” means JPMorgan Chase Bank, N.A., as “Global Administrative Agent” under the First Lien Credit Agreements.
“First Lien Amendment” means an omnibus amendment to the First Lien Credit Agreements to permit and otherwise facilitate this Agreement and the Transactions.
“First Lien Credit Agreements” means the U.S. First Lien Credit Agreement and the Canadian First Lien Credit Agreement.
“First Lien Intercreditor Agreement” means the Second Lien Intercreditor Agreement in the form of Exhibit I-1 hereto dated as of the date hereof among the Collateral Agent, the Administrative Agent, for itself and on behalf of the Lenders, the Bank of New York Mellon Trust Company N.A., for itself and on behalf of the holders from time to time of the Second Lien Notes, and the First Lien Administrative Agent, for itself and on behalf of the “Lenders” under the First Lien Credit Agreements.
“First Lien U.S. Reserve Report” means (a) at any time when the U.S. First Lien Credit Agreement is in effect and JPMorgan Chase Bank, N.A. is the First Lien Administrative Agent, each “U.S. Reserve Report” (as defined in the U.S. First Lien Credit Agreement) delivered pursuant to Section 8.11(c) of the U.S. First Lien Credit Agreement (or the analogous provision following any amendment thereof), with such redactions thereto as are requested by the First Lien Administrative Agent with respect to the pricing assumptions used therein, that is satisfactory to the First Lien Administrative Agent (unless the Administrative Agent shall have objected to such report within five Business Days of receipt of the final version thereof accepted by the First Lien Administrative Agent) and (b) at any other time, a reserve report reasonably satisfactory to the Administrative Agent prepared on substantially the same basis as that provided for in the U.S. First Lien Credit Agreement (as in effect on the date hereof) using the Energy Lending Pricing Summary provided by Macquarie Tristone (or if such service is no longer available, another similar service reasonably satisfactory to the Administrative Agent).

“First Lien Secured Indebtedness” means the “Secured Indebtedness” as defined in the U.S. First Lien Credit Agreement as in effect on the date of this Agreement.
“First Lien Security Instruments” means the “Security Instruments” as defined in the U.S. First Lien Credit Agreement as in effect on the date of this Agreement.
“Flood Insurance Regulation” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1972 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC §4001, et. seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) any regulations promulgated under any of the foregoing statutes.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement contributed to by the Borrower or its Restricted Subsidiaries with respect to employees employed outside Canada and the United States.
“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America or Canada, as applicable, as in effect from time to time subject to the terms and conditions set forth in Section 1.05; provided that for purposes of Article 9 (including each defined term used therein (and each definition used directly or indirectly in any such defined term)) “GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect as of March 16, 2006, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.
“Governmental Authority” means, as applicable, the governments of the United States of America and/or Canada, any other nation or any political subdivision thereof, whether provincial, territorial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government over the Borrower, any Restricted Subsidiary, any of their Properties, any Agent or any Lender.
“Governmental Requirement” means any applicable law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement of any Governmental Authority, whether now or hereinafter in effect, including, without limitation, environmental laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb shall have a correlative meaning.
“Guarantor Senior Indebtedness” means, with respect to a Subsidiary Guarantor, the following obligations, whether outstanding on the date of this Agreement or thereafter issued, without duplication:
(a)    any Guarantee of the Bank Indebtedness, the Second Lien Notes or the Secured Indebtedness by such Subsidiary Guarantor and all other Guarantees by such Subsidiary Guarantor of Senior Indebtedness of the Borrower or Guarantor Senior Indebtedness of any other Subsidiary Guarantor; and
(b)    all obligations consisting of principal of and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all other Indebtedness of the Subsidiary Guarantor. Guarantor Senior Indebtedness includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Subsidiary Guarantor regardless of whether post-filing interest is allowed in such proceeding.
Notwithstanding anything to the contrary in the preceding paragraph, Guarantor Senior Indebtedness will not include:
(a)    any Indebtedness Incurred in violation of this Agreement;
(b)    any obligations of such Subsidiary Guarantor to the Borrower or another Subsidiary;
(c)    any liability for federal, state, local, foreign or other taxes owed or owing by such Subsidiary Guarantor;
(d)    any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);
(e)    any Indebtedness, Guarantee or obligation of such Subsidiary Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of such Guarantor, including, without limitation, any Guarantor Subordinated Obligations of such Guarantor; or
(f)    any Capital Stock.
“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the date of this Agreement or thereafter Incurred) which is expressly subordinate in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor pursuant to a written agreement.
“Guaranty Agreement” means an agreement executed by the Subsidiary Guarantors in substantially the form of Exhibit E-2 unconditionally guaranteeing on a joint and several basis payment of the Secured Indebtedness, as the same may be amended, modified or supplemented from time to time.
“Hazardous Discharge” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of any Hazardous Material from or onto any real property owned, leased or operated at any time by the Borrower or any Subsidiary or any real property owned, leased or operated by any other Person.
“Hazardous Material” means all explosive or radioactive substances or wastes, all hazardous or toxic substances, pollutants, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other hazardous or toxic substances or wastes (including oil and natural gas exploration, production and development wastes) of any nature, in each case, to the extent regulated pursuant to any Environmental Law, and any petroleum, petroleum products or petroleum distillates.
“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement or Commodity Agreement.
“Highest Lawful Rate” means, with respect to each Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or the Notes or on other Secured Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws allow as of the date hereof.
“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to Hydrocarbons, oil and gas leases, mineral leases, or other liquid or gaseous Hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.
“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Title Deficiencies” means minor defects or deficiencies in title which do not diminish by more than 5% the aggregate value of the Oil and Gas Properties evaluated in the most recent First Lien U.S. Reserve Report delivered pursuant to Section 8.11.
“Income Tax Act (Canada)” means the Income Tax Act (Canada) and regulations promulgated thereunder, as amended from time to time.
“Incremental Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.08, to make Incremental Loans of any Class hereunder, expressed as an amount representing the maximum principal amount of the Incremental Loans of such Class to be made by such Lender.
“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Commitments of any Class and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.08.
“Incremental Lender” means a Lender with an Incremental Commitment or an outstanding Incremental Loan.
“Incremental Loan” means a term loan made by an Incremental Lender to the Borrower pursuant to Section 2.08.
“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.
“Indebtedness” means, as applied to any Person, without duplication:
(a)    all obligations of such Person for borrowed money;
(b)    all obligations of such Person for the deferred purchase price of property or services (other than property and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business);
(c)    all obligations of such Person evidenced by notes, bonds, debentures, mandatorily redeemable preferred stock or other similar instruments (other than performance, surety and appeals bonds arising in the ordinary course of business);
(d)    all payment obligations created or arising under any conditional sale, deferred price or other title retention agreement with respect to property acquired by such

Person (unless the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);
(e)    any Capital Lease Obligation of such Person, other than obligations under oil and gas leases entered into in the ordinary course of business;
(f)    all reimbursement, payment or similar obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities (other than letters of credit in support of trade obligations or incurred in connection with public liability insurance, workers’ compensation, unemployment insurance, old-age pensions and other social security benefits other than in respect of employee benefit plans subject to ERISA);
(g)    all obligations of such Person, contingent or otherwise, under any guarantee by such Person of the obligations of another Person of the type referred to in clauses (a) through (f) above;
(h)    the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);
(i)    to the extent not otherwise included in this definition, net obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and
(j)    all obligations referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage or security interest in property (including without limitation accounts, contract rights and general intangibles) owned by such Person and as to which such Person has not assumed or become liable for the payment of such obligations other than to the extent of the property subject to such mortgage or security interest;
except that Indebtedness of the type referred to in clauses (g) and (j) above will be included within the definition of “Indebtedness” only to the extent of the least of (i) the amount of the underlying Indebtedness referred to in the applicable clause (a) through (f) above, (ii) in the case of clause (g), the limit on recoveries, if any, from such Person under obligations of the type referred to in clause (g) above and (iii) in the case of clause (j), the aggregate value (as determined in good faith by the board of directors or similar governing body of such Person) of the property of such Person subject to such mortgage or security interest.
In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(a)    such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);
(b)    such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and
(c)    there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person;
in which case, such Indebtedness shall be included in an amount not to exceed:

(i)
the lesser of (A) the net assets of the General Partner and (B) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(ii)
if less than the amount determined pursuant to clause (A) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Intercreditor Agreement” means each of the First Lien Intercreditor Agreement and the Pari Passu Intercreditor Agreement.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or, if agreed to by all Lenders, 12 months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest

Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate futures contract, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.
“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to employees, directors or customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property or any payment for property or services), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:
(a)    Hedging Obligations Incurred in the ordinary course of business and in compliance with this Agreement;
(b)    endorsements of negotiable instruments and documents in the ordinary course of business; and
(c)    an acquisition of assets, Capital Stock or other securities by the Borrower or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Borrower.
For purposes of Section 9.02,
(i)    “Investment” will include the portion (proportionate to the Borrower’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Borrower in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(ii)    any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Borrower.
“Judgment Currency” has the meaning assigned to such term in Section 2.07(b).
“Later Debt” has the meaning assigned to such term in Section 9.06.
“Later Debt Proceeds” has the meaning assigned to such term in Section 9.06.
“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to Section 2.08 or 2.10 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates (or to any replacement market convention therefor selected by the Administrative Agent) for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period. Notwithstanding the foregoing, if the LIBO Rate determined as provided above with respect to any Eurodollar Loan shall be lower than 1.25% per annum at any time, the LIBO Rate applicable to such Loan shall be deemed to be 1.25% per annum at such time.
“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest or floating charge arising from a mortgage, debenture, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, Borrower or any Restricted Subsidiary shall be deemed to own subject to a Lien any asset which is acquired or held subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset. Notwithstanding the foregoing, for purposes of Article 9, “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or similar charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
“Loan Documents” means this Agreement, each Incremental Facility Agreement, Loan Modification Agreement and Refinancing Facility Agreement, the Notes and the Security Instruments.
“Loan Modification Agreement” means a Loan Modification Agreement in form and substance reasonably satisfactory to the Administrative Agent among the Borrower, the Administrative Agent and one or more Amending Lenders, effecting a Permitted Amendment and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.09.
“Loan Modification Offer” has the meaning set forth in Section 2.09(a).
“Loan Parties” shall mean the Borrower and the Subsidiary Guarantors.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Majority Lenders” means Lenders having more than 50% of the unused Commitments and outstanding Loans.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, Property or financial condition of the Borrower and the Restricted Subsidiaries taken as a whole; provided that changes in the prices of Hydrocarbons will not constitute a Material Adverse Effect, (b) the validity or enforceability of any of the Loan Documents or the ability of the Borrower and the Restricted Subsidiaries to perform any of their respective obligations under any Loan Document to which it is a party or (c) the rights and remedies of or benefits available to the Administrative Agent, any other Agent or any Lender under any Loan Document.
“Material Indebtedness” means Indebtedness (other than the Loans) or Hedging Obligations of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $45,000,000. For purposes of determining Material Indebtedness, the “principal amount” of any Hedging Obligations of the Borrower or any Restricted Subsidiary at any time shall be the net amount (after giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if the applicable Interest Rate Agreement, Currency Agreement or Commodity Agreement were terminated at such time.
“Material Restricted Subsidiary” means, at any time, each Restricted Subsidiary that is a Domestic Subsidiary and owns assets representing 7.5% or more of the total assets of the Borrower and its Restricted Subsidiaries or whose EBITDAX represents 7.5% or more of the EBITDAX of the Borrower and its Restricted Subsidiaries. For purposes of this definition, the total EBITDAX of the Borrower and its Restricted Subsidiaries shall be determined as of the end of the Borrower’s most recent fiscal quarter for which financial statements are available.

“Maturity Date” means, with respect to the Loans made on the Effective Date, the earlier of the Final Maturity Date and any date on which such Loans are required to be prepaid pursuant to Section 3.05(b). The “Maturity Date” with respect to the Incremental Loans, Amended Loans or Refinancing Loans of any Class shall be that determined for such Loans as provided in Section 2.08, 2.09 or 2.10, as applicable, and set forth in the applicable Incremental Facility Agreement, Loan Modification Agreement or Refinancing Facility Agreement.
“Midstream Joint Venture” means the joint venture between the Company and Kohlberg Kravis Roberts & Co. L.P. pursuant to the Contribution Agreement between QRCI and the Fortune Creek Gathering and Processing Partnership, dated as of December 23, 2011.
“Minority Interest” means the percentage interest represented by any shares of stock of any class of Capital Stock of a Restricted Subsidiary that are not owned by the Borrower or a Restricted Subsidiary.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
“Mortgaged Property” means any Property owned by the Borrower or any Subsidiary Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments.
“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in section 3(37) or 4001(a)(3) of ERISA.
“NGL” means natural gas liquids.
“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:
(a)    all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;
(b)    all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(c)    all distributions and other payments required to be made to Minority Interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and
(d)    amounts accrued in accordance with GAAP in respect of liabilities associated with the assets disposed of in such Asset Disposition and retained by the Borrower or any Restricted Subsidiary after such Asset Disposition or liabilities incurred in connection with such Asset Disposition.
“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).
“Net Working Capital” means (a) all current assets of the Borrower and its Restricted Subsidiaries except current assets under Commodity Agreements less (b) all current liabilities of the Borrower and its Restricted Subsidiaries, except current liabilities included in Indebtedness and any current liabilities under Commodity Agreements, in each case as set forth in the consolidated financial statements of the Borrower prepared in accordance with GAAP.
“New Senior Notes” means up to $700,000,000 aggregate principal amount of senior unsecured notes of the Borrower issued in one or more series on or following the Effective Date and in each case having a maturity not earlier than the seventh anniversary of the Effective Date and being designated as a series of “New Senior Notes” in a written notice from the Borrower to the Administrative Agent.

“Non-Recourse Indebtedness” means Indebtedness of a Person:
(a)    as to which neither the Borrower nor any Restricted Subsidiary (i) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable (as a guarantor or otherwise);
(b)    no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and
(c)    the explicit terms of which provide there is no recourse against any of the assets of the Borrower or its Restricted Subsidiaries.
“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.
“Offer to Purchase” means the Offers to Purchase for Cash Any and All Existing Subordinate Notes, Existing 2015 Senior Notes, Existing 2016 Senior Notes and Solicitation of Consents for Amendments to the Related Indentures dated as of May 23, 2013, from the Borrower to the Holders (as defined therein).
“Oil and Gas Business” means (a) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, gas, liquid natural gas and other hydrocarbon properties, (b) the business of gathering, marketing, treating, processing, storing, refining, selling and transporting any production from such interests or properties and products produced therefrom or in association therewith and (c) any business or activity relating to, arising from or necessary, appropriate or incidental to the activities described in the foregoing clauses (a) and (b) of this definition.
“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, transportation, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses and surface buildings, structures and the contents thereof which contents are not otherwise Oil and Gas Properties situated on such Hydrocarbon Interests or Property) and (x) including any and all oil wells, gas wells, injection wells or other wells, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing and (y) excluding any of the foregoing assets described in clause (x) manufactured for sale to third parties to the extent not used by the manufacturing Person in connection with the operating, working or development of any of such Hydrocarbon Interests or Property; provided that notwithstanding anything to the contrary contained herein, “Oil and Gas Properties” shall not include cash, deposit accounts (including Deposit Accounts (as defined in the New York Uniform Commercial Code)), commodity accounts (including Commodity Accounts (as defined in the New York Uniform Commercial Code)) or securities accounts (including Securities Accounts (as defined in the New York Uniform Commercial Code)).
“Oil and Gas Swap Agreement” means a Swap Agreement pursuant to which any Person hedges the price (including basis or transportation cost differentials) to be received by it for future production of Hydrocarbons.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to such corporation’s jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).
“Other Currency” has the meaning assigned to such term in Section 2.07(a).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04).
“Pari Passu Debt” means Loans, Second Lien Notes and Refinancing Indebtedness thereof, in each case to the extent (a) secured by the Security Instruments or by a Lien on the Collateral that ranks equally with the Lien of the Security Instruments and (b) containing provisions similar to those of Section 9.06 requiring the Borrower to make an offer to purchase such Indebtedness with the proceeds from any Asset Disposition.
“Pari Passu Intercreditor Agreement” means the Pari Passu Intercreditor Agreement in the form of Exhibit I-2 hereto dated as of the date hereof among the Administrative

Agent on behalf of the Lenders, the trustee under the indenture for the Second Lien Notes on behalf of the holders of the Second Lien Notes and the Collateral Agent.
“Participant” has the meaning assigned to such term in Section 12.04(c)(i).
“Participant Register” has the meaning assigned to such term in Section 12.04(c)(iii).
“PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Pension Plan” means any employee pension benefit plan as defined in section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code and in respect of which the Borrower, a Restricted Subsidiary or any ERISA Affiliate of the foregoing may have liability, including any liability by reason of having been a substantial employer pursuant to section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.
“Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.09, providing for an extension of the Maturity Date and/or an increase or decrease in the rate of interest applicable to the Amending Lenders’ Loans of the applicable Amendment Request Class (such Loans being referred to as the “Amended Loans”) and, in connection therewith, any of the following: (a) a modification of the scheduled amortization applicable thereto, provided that the Average Life of such Amended Loans shall be no shorter than the remaining Average Life (determined at the time of such Loan Modification Offer) of the Loans of such Class, (b) the inclusion of fees to be payable to the Amending Lenders in respect of such Loan Modification Offer or their Amended Loans and/or (c) an addition of any affirmative or negative covenants applicable to the Borrower and the Subsidiaries, provided that any such additional covenant with which the Borrower and the Subsidiaries shall be required to comply prior to the Final Maturity Date in effect immediately prior to such Permitted Amendment shall also be for the benefit of all other Lenders.
“Permitted Business Investment” means any Investment made in the ordinary course of the business of the Borrower or any Restricted Subsidiary or that is of a kind or character that is customarily made in the conduct of the Oil and Gas Business, including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, refining, gathering, marketing or transporting Hydrocarbons through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:
(a)    ownership interests in oil and gas properties, liquid natural gas facilities, refineries, drilling operations, processing facilities, gathering systems, pipelines or ancillary real property interests; and
(b)    Investments in the form of or pursuant to oil and gas leases, operating agreements, gathering agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization or pooling designations, declarations, orders and agreements, gas balancing or deferred production agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements (including for limited liability companies) with third parties.
“Permitted Holders” means the following:
(a)    the Borrower or any Subsidiary of the Borrower;
(b)    a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Borrower or any Subsidiary of the Borrower; and
(c)    Mercury Exploration Company, Quicksilver Energy, L.P., The Discovery Fund, Pennsylvania Avenue Limited Partnership, Pennsylvania Management Company, the estate of Frank Darden, Lucy Darden, Anne Darden Self, Glenn Darden or Thomas Darden, and their respective successors, assigns, designees, heirs, beneficiaries, trusts, estates or Controlled affiliates.
“Permitted Investments” means an Investment by the Borrower or any Restricted Subsidiary in:
(a)    a Restricted Subsidiary (other than a Special Entity that does not Guarantee the Secured Indebtedness) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than a Special Entity that does not Guarantee the Secured Indebtedness); provided that the primary business of such Restricted Subsidiary is the Oil and Gas Business;
(b)    another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Borrower or a Restricted Subsidiary; provided that such Person’s primary business is the Oil and Gas Business;
(c)    cash and Cash Equivalents;
(d)    receivables owing to the Borrower or any Restricted Subsidiary created or acquired in the ordinary course of the Oil and Gas Business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

(e)    payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(f)    loans or advances to employees and directors made in the ordinary course of business of the Borrower or such Restricted Subsidiary;
(g)    Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;
(h)    Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 9.06;
(i)    Investments in existence on the date of this Agreement or made pursuant to agreements or commitments in effect on such date;
(j)    Commodity Agreements, Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 9.01;
(k)    Investments by the Borrower or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (k), in an aggregate amount not to exceed $10,000,000 outstanding at any one time (with the fair market value of each such Investment being measured at the time made and without giving effect to subsequent changes in value);
(l)    Guarantees made in accordance with Section 9.01;
(m)    Investments in a Special Entity that does not Guarantee the Secured Indebtedness in an aggregate amount not to exceed 10% of Adjusted Consolidated Net Tangible Assets (with Adjusted Consolidated Net Tangible Assets and the fair market value of such Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value);
(n)    Permitted Business Investments in an aggregate amount not to exceed 5% of Adjusted Consolidated Net Tangible Assets (with Adjusted Consolidated Net Tangible Assets and the fair market value of each such Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value); and
(o)    any Asset Swap made in accordance with Section 9.06.
In order to be a Permitted Investment, an Investment need not be permitted solely by one subsection of this definition but may be permitted in part by one such subsection and in part by one or more other subsections of this definition. In the event an Investment meets the criteria of one or more of the subsections of this definition, the Borrower, in its sole discretion, may classify (or subsequently reclassify) all or any portion of such Investment as being permitted by any one or more of such subsections.
“Permitted Liens” means, with respect to any Person:

(a)    Liens on the Collateral securing Indebtedness and related obligations Incurred under Section 9.01(b)(i), but only to the extent such Indebtedness is (i) Indebtedness outstanding under this Agreement on the Effective Date, or Incurred under Section 2.08, 2.09 or 2.10 of this Agreement and any Refinancing Indebtedness in respect thereof; (ii) Indebtedness under the Second Lien Notes and any Refinancing Indebtedness in respect thereof; or (iii) Indebtedness under the First Lien Credit Agreements or another Credit Facility that is secured by Prior Liens or any Refinancing Indebtedness in respect thereof; provided that (A) in the case of Indebtedness described in clause (ii), the collateral agent, trustee or other security representative for the holders of such Indebtedness shall have become a party to both the First Lien Intercreditor Agreement and the Pari Passu Intercreditor Agreement and (B) in the case of Indebtedness described in clause (iii), (x) such Lien shall be permitted by the second sentence of Section 9.03 and (y) the collateral agent, trustee or other security representative for the holders of such Indebtedness shall have become a party to the First Lien Intercreditor Agreement;
(b)    pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or earnest money, good faith or similar deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public, regulatory or statutory obligations of such Person or deposits of cash or Cash Equivalents to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;
(c)    Liens imposed by law, including carriers’, warehousemen’s, suppliers’, materialmen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if appropriate reserves or other provisions required by GAAP, if any, shall have been made in respect thereof;
(d)    Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings if appropriate reserves or other provisions required by GAAP shall have been made in respect thereof;
(e)    Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;
(f)    encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, servitudes, permits, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or surface leases and other similar rights in respect of surface operations or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(g)    Liens securing Hedging Obligations;
(h)    leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;
(i)    any judgment Lien not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;
(j)     Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that:
(i)    the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement and does not exceed the cost of the assets or property so acquired or constructed; and
(ii)    such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Borrower or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;
(k)    Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:
(i)    such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Board; and
(ii)    such deposit account is not intended by the Borrower or any Restricted Subsidiary to provide collateral to the depository institution;
(l)    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;
(m)    Liens existing on the date of this Agreement;
(n)    Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(o)    Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;
(p)    Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or a Wholly-Owned Subsidiary;
(q)    [reserved]
(r)    Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;
(s)     any interest or title of a lessor under any Capital Lease Obligation or operating lease;
(t)    Liens in respect of Production Payments and Reserve Sales, which Liens shall be limited to the oil and gas property or other interest that is subject to such Production Payments and Reserve Sales;
(u)    Liens arising under oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, partnership agreements, joint venture agreements, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided in all instances, that such Liens are limited to the assets that are subject to the relevant agreement, program, order or contract;
(v)    Liens on pipelines or pipeline facilities that arise by operation of law; and
(w)    Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed $10 million.
Notwithstanding the foregoing provisions of this definition, for purposes of any provision of this Agreement or any other Loan Document representing as to or restricting the Liens to which any Collateral is or may be subject, the term “Permitted Liens” shall not include any Lien that under the terms of the First Lien Credit Agreements or any of the “Loan Documents” (as defined therein) is not permitted to encumber such Collateral (insofar as it constitutes collateral securing the “Secured Indebtedness” (as so defined)).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, other than a Canadian Pension Plan or Canadian Benefit Plan, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, any Restricted Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower, any Restricted Subsidiary or an ERISA Affiliate.
“Pledge Agreement” means a Pledge Agreement among the Borrower, the Domestic Subsidiaries and the Administrative Agent in substantially the form of Exhibit G with such modifications as may be necessary or advisable to account for an issuer of pledged Capital Stock not being organized under the laws of the United States (or any state thereof) or otherwise in form and substance acceptable to the Administrative Agent granting Liens and a security interest on the Capital Stock held by the Borrower and the Domestic Subsidiaries in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Indebtedness, as the same may be amended, modified or supplemented from time to time.
“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such Person.
“Prepared Reserve Report” has the meaning assigned to such term in Section 8.11(a).
“Prime Rate” means the rate of interest per annum determined from time to time by Credit Suisse AG as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse AG based upon various factors including Credit Suisse AG’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.
“Prior Lien” means a Lien on any Collateral that has priority (whether by law or pursuant to any agreement) over the Liens of the Security Instruments.
“Production Payments and Reserve Sales” means the grant or transfer by the Borrower or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, under which the grantee or transferee thereof has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause to be operated and maintained, the related oil and gas properties or other related interests in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Borrower or a Restricted Subsidiary.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.
“Proved Hydrocarbon Interests” means, collectively, all Hydrocarbon Interests which constitute “proved reserves,” “proved developed producing reserves,” “proved developed nonproducing reserves,” and “proved undeveloped reserves,” as such terms are defined from time to time by the Society of Petroleum Engineers of the American Institute of Mining Engineers.
“Proved PV-10 Value” means, as of any date, the present value of estimated future net cash flows to be realized from Proved Hydrocarbon Interests attributable to Oil and Gas Properties of the Borrower and the Restricted Subsidiaries (including Canadian properties), as set forth in the Reserve Reports most recently delivered pursuant hereto prior to such date, calculated in accordance with the rules and regulations of the SEC in effect from time to time and using the pricing conventions specified below, and discounted using an annual discount rate of 10%. The amount of Proved PV-10 Value at any time (a) shall be calculated on a pro forma basis for dispositions and acquisitions of Oil and Gas Properties consummated by the Loan Parties since the date of the Reserve Report most recently delivered pursuant hereto prior to such time (provided that, in the case of any such acquisition, the Administrative Agent shall have received a Reserve Report evaluating the Proved Hydrocarbon Interests attributable to the Oil and Gas Properties subject thereto in form and substance reasonably acceptable to the Administrative Agent and accompanied by such certifications as to the matters set forth therein as the Administrative Agent may reasonably request), including the sale of the Barnett Shale interest to Tokyo Gas, and (b) shall be adjusted to give effect to the Oil and Gas Swap Agreements of the Borrower and the Restricted Subsidiaries then in effect. The following pricing conventions shall apply:

(i)
With respect to natural gas and oil, (A) until the first delivery of a Reserve Report under Section 8.11(a) after the Effective Date, the “Proved PV-10 Value” shall be based on the ten-year strip price for crude oil (WTI) and natural gas (Henry Hub), as quoted on the NYMEX as of February 28, 2013, as set forth in the Confidential Information Memorandum dated May 2013; and (B) thereafter, the “Proved PV-10 Value” shall be based on the five-year strip price for crude oil (WTI) and natural gas (Henry Hub), as quoted on the NYMEX as of the first day of the second month immediately preceding the date on which the applicable Reserve Report shall have been delivered pursuant to Section 8.11(a) (as adjusted for basis differentials).

(ii)
With respect to NGLs, (A) until the first delivery of a Reserve Report under Section 8.11(a) after the Effective Date, the “Proved PV-10 Value” shall be based on 33% of the ten-year strip price for crude oil (WTI) as of February 28, 2013, as set forth in the Confidential Information Memorandum dated May 2013; and (B) thereafter, the “Proved PV-10 Value” shall be based the ratio of (1) the average price realized by the Borrower for NGLs during the 12-month period ending on the last day prior to the effective date of the applicable Reserve Report that shall have been delivered pursuant to Section 8.11(a) to (2) the average first of month price for crude oil (WTI), as quoted on the NYMEX during the same 12-month period, of the five-year strip price for crude oil (WTI) as quoted on the NYMEX as of the first day of the second month immediately preceding the date on which the applicable Reserve Report shall have been delivered pursuant to Section 8.11(a) (as adjusted for basis differentials).

(iii)
The value assigned to any Oil and Gas Swap Agreement in determining the Proved PV-10 Value at any time shall be the mark-to-market value specified therefor in the list of Oil and Gas Swap Agreements then most recently delivered pursuant to Section 8.11(b) (and, prior to the first such delivery pursuant to Section 8.11(b), the aggregate value of Oil and Gas Swap Agreements shall be deemed to be $135,500,000).

“QRCI” means Quicksilver Resources Canada Inc., a corporation organized under the laws of the Province of Alberta, Canada, and a wholly owned subsidiary of the Borrower.
“Qualifying Bid” has the meaning assigned to such term in Section 3.04(d)(iii).
“Qualifying Lender” has the meaning assigned to such term in Section 3.04(d)(iv).
“Receivables” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.
“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.
“Recipient” means the Administrative Agent, any other Agent or any Lender, as applicable.

“Reclassification” means the owner of an Oil and Gas Property evaluated in the Reserve Reports most recently delivered to the Administrative Agent changing from a Restricted Subsidiary to an Unrestricted Subsidiary as a result of either (a) the Borrower designating such previously Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the definition of such term, or (b) such previously Restricted Subsidiary merging with an Unrestricted Subsidiary, with the Unrestricted Subsidiary being the continuing or surviving Person in accordance with Section 9.09. “Reclassified” shall have the correlative meaning thereto, and an Oil and Gas Property is “Reclassified” if a Reclassification occurs with respect to its owner.
“Refinancing Commitments” has the meaning set forth in Section 2.10(a).
“Refinancing Facility Agreement” means a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Refinancing Lenders, establishing Refinancing Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.10.
“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the date of this Agreement or Incurred in compliance with this Agreement (including Indebtedness of the Borrower that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, that:
(a)    (i) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Final Maturity Date, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (ii) if the Stated Maturity of the Indebtedness being refinanced is later than the Final Maturity Date, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Final Maturity Date;
(b)    the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;
(c)    such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such Indebtedness being refinanced and fees and expenses Incurred in connection therewith); and
(d)    except in the case of any refinancing of Existing Subordinate Notes with the proceeds of New Senior Notes issued after the Effective Date, if the Indebtedness being refinanced is subordinated in right of payment to the Secured Indebtedness, such Refinancing Indebtedness is subordinated in right of payment to the Secured Indebtedness on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
“Refinancing Lender” has the meaning set forth in Section 2.10(a).
“Refinancing Loans” has the meaning set forth in Section 2.10(a).
“Register” has the meaning assigned to such term in Section 12.04(b)(iv).
“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, partners, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.
“Reply Amount” has the meaning assigned to such term in Section 3.04(d)(ii).
“Reply Discount” has the meaning assigned to such term in Section 3.04(d)(ii).
“Repricing Event” means (a) any repayment, prepayment, refinancing or replacement of all or a portion of the Loans with the proceeds of any Loans under this Agreement or any new or replacement tranche of term loans that is broadly marketed or syndicated to banks and other institutional investors under credit facilities in financings similar to the financing under this Agreement bearing interest at an “effective yield” (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (based on an assumed Average Life of four years)) less than the “effective yield” applicable to the Loans (determined on the same basis as provided in the preceding parenthetical) and (b) any amendment (including pursuant to Section 2.09) of this Agreement or the Loans that reduces the “effective yield” applicable to such Loans (as determined on the same basis as provided in clause (a)) and where the primary purpose of such transaction is to lower the effective yield on Loans.
“Reserve Report” means a report or reports, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of the dates set forth in Section 8.11(a), the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower, its Domestic Subsidiaries or its Canadian Subsidiaries, as applicable, based upon the criteria and assumptions set forth in the definition of Proved PV-10 Value. For the avoidance of doubt, any reference in this Agreement (including in Section 8.13) to Oil and Gas Properties described, included or evaluated in a Reserve Report shall be deemed to refer solely to Proved Hydrocarbon Interests and to exclude possible or probable oil and gas reserves attributable to such Oil and Gas Properties. A Reserve Report may either be a Canadian Reserve Report or a U.S. Reserve Report as the context requires.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person or of the controlling shareholder of such Person (a “Specified Responsible Officer”) or any (a) other officer of such Person or of the controlling shareholder of such Person specified as such to the Administrative Agent in writing by a Specified Responsible Officer, or (b) other employee of such Person or of a controlling shareholder of such Person specified as such to the Administrative Agent in writing by the chief financial officer and by one other Financial Officer of such Person; provided that any written designation of any officer or employee other than a Specified Responsible Officer as a “Responsible Officer” shall include a specimen signature of such other officer or employee which is certified by a Specified Responsible Officer. Unless otherwise specified, all references to a Responsible Officer herein shall be a Responsible Officer of the Borrower.
“Restricted Investment” means any Investment other than a Permitted Investment.
“Restricted Payment” has the meaning assigned to such term in Section 9.02.
“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
“Return Bid” has the meaning assigned to such term in Section 3.04(d)(ii).
“Return Bid Due Date” has the meaning assigned to such term in Section 3.04(d)(ii).
“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Borrower or a Restricted Subsidiary transfers such property to a Person and the Borrower or a Restricted Subsidiary leases it from such Person.
“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.
“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.
“Second Lien Notes” means up to $200,000,000 aggregate principal amount of senior secured notes of the Borrower issued on the Effective Date, having substantially the same terms as the Loans and secured pari passu with the Loans by a second lien on the Collateral.

“Section 1031 Counterparty” means an entity that is not an Affiliate of the Borrower and that will serve as an exchange accommodation titleholder in connection with the Section 1031 Exchange.
“Section 1031 Exchange” means a transaction intended to qualify for nonrecognition of gain or loss under Section 1031 of the Code pursuant to which the Borrower or a Restricted Subsidiary of the Borrower would exchange Oil and Gas Properties owned by it for Oil and Gas Properties owned by a third party.

“Secured Indebtedness” means any and all amounts owing or to be owing by the Borrower or any Subsidiary (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) under any Loan Document, including, without limitation, the principal of and all interest on the Loans and all fees, premium, expense reimbursement obligations, indemnification obligations and other obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including any amounts that accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower or any Subsidiary (or could accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not allowed or allowable as a claim in any such case, proceeding or other action).
“Secured Parties” means the Administrative Agent, the Collateral Agent, the Lenders and any other Persons to whom obligations included in the Secured Indebtedness are owed.
“Security Instruments” means the Guaranty Agreement, the Pledge Agreement, debentures, mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit E-1, and any and all other agreements or instruments now or hereafter executed and delivered by the Borrower or any other Person to secure the payment or performance of the Secured Indebtedness, as such agreements or instruments may be amended, modified, supplemented or restated from time to time.
“Senior Indebtedness” means the Existing 2015 Senior Notes, the Existing 2016 Senior Notes, the Existing 2019 Senior Notes, the Second Lien Notes and the New Senior Notes, the Bank Indebtedness and all amounts payable by the Borrower under or in respect of all other Indebtedness of the Borrower, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and fees relating thereto; provided that Senior Indebtedness will not include:
(a)    any Indebtedness Incurred in violation of this Agreement;
(b)    any obligation of the Borrower to any Subsidiary;
(c)    any liability for federal, state, foreign, local or other taxes owed or owing by the Borrower;
(d)    any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);
(e)    any Indebtedness, Guarantee or obligation of the Borrower that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Borrower, including, without limitation, any Subordinated Obligations; or

(f)    any Capital Stock.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
“Special Entity” means any Restricted Subsidiary that is not a Wholly-Owned Subsidiary that (i) is classified as a pass-through entity for U.S. federal, state, local and foreign income tax purposes and (ii) has no Indebtedness.
“Specified Responsible Officer” has the meaning assigned to such term in the definition of “Responsible Officer”.
“Stated Maturity” means, with respect to any security or Indebtedness, the date specified in such security or Indebtedness as the fixed date on which the payment of principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption or mandatory prepayment provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board, to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subject Debt” has the meaning assigned to such term in Section 9.06.
“Subordinated Obligation” means any Indebtedness of the Borrower (whether outstanding on the date of this Agreement or thereafter Incurred) that is subordinate or junior in right of payment to the Secured Indebtedness pursuant to a written agreement.
“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such

Person, or (iii) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Borrower.
“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Secured Indebtedness by a Subsidiary Guarantor pursuant to the Guaranty Agreement.
“Subsidiary Guarantors” means (a) the entities listed on Schedule 1.02 and (b) any other Person that (i) in order for the Borrower to comply with the Collateral and Guarantee Requirement or Section 8.13 or (ii) for any other reason executes the Guaranty Agreement guaranteeing the payment of the Secured Indebtedness, in each case unless released pursuant to the terms hereof.
“Swap Agreement” means any agreement with respect to any financial derivative transaction, including any swap, forward, future or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that stock option or other benefit or compensation plans providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall not constitute a Swap Agreement.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tender Offer” means the Borrower’s tender offer for all outstanding Existing 2015 Senior Notes and Existing 2016 Senior Notes pursuant to the Offer to Purchase.
“Termination Date” means June 24, 2013.
“Transaction Costs” means the premiums, penalties, fees and expenses incurred by the Borrower in connection with the Transactions.
“Transactions” means (a) the execution, delivery and performance by the Borrower and the Subsidiary Guarantors of the Loan Documents to which they are party, the borrowing of Loans, the use of the proceeds thereof and the grant of Liens by the Borrower and the Subsidiary Guarantors on Mortgaged Properties and other Properties pursuant to the Security Instruments, (b) the offering and issuance of the New Senior Notes and the Second Lien Notes, (c) the Tender Offer, (d) the Consent Solicitation and the completion of the 2019 Senior Notes Indenture Amendment, (e) the application of the net proceeds of the Loans, the New Senior Notes and the Second Lien Notes, together with available cash to repay, redeem or discharge certain of the Existing 2015 Senior Notes and the Existing 2016 Senior Notes and (f) the Cleanup Calls.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“Unfunded Current Liability” means the amount, if any, by which (a) the greater of the solvency liability or the going concern liability of a Canadian Pension Plan as at the date of the most recently filed actuarial valuation, in either case determined in accordance with the actuarial methods and assumptions used by the actuary for the Canadian Pension Plan in the most recent actuarial valuation of the Canadian Pension Plan filed with, and accepted for filing by, the relevant pension regulatory authority, exceeds (b) the fair market value of the assets of the Canadian Pension Plan as at the same date.
“Unrestricted Subsidiary” means
(a)    each of Quicksilver Gas Services Holdings LLC, Quicksilver Gas Services Operating GP LLC, Quicksilver Gas Services GP LLC, Quicksilver Gas Services LP, Quicksilver Gas Services Operating LLC, Cowtown Gas Processing Partners L.P., Cowtown Pipeline Partners L.P., Cowtown Drilling Inc., Makarios Midstream Inc., 1622834 Alberta Inc., Quicksilver Production Partners GP LLC, Quicksilver Production Partners LP, Makarios Resources International Holdings LLC and Makarios Resources International Inc.;
(b)    any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Borrower in the manner provided below; and
(c)    any Subsidiary of an Unrestricted Subsidiary.
The Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any newly-acquired or newly-formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:
(a)    such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Borrower which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;
(b)    all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation and at all times thereafter, consist of Non-Recourse Indebtedness;
(c)    such designation and the Investment of the Borrower in such Subsidiary complies with Section 9.02;
(d)    (such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Borrower and its Subsidiaries;

(e)    such Subsidiary is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation:
(ii)    to subscribe for additional Capital Stock of such Person; or
(iii)    to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
(f)    on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary with terms materially less favorable to the Borrower than those that might have been reasonably obtained from Persons that are not Affiliates of the Borrower.
Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a resolution of the Board of Directors of the Borrower giving effect to such designation and a certificate of a Responsible Officer certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement, and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.
The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Borrower could Incur at least $1.00 of additional Indebtedness under Section 9.01(a) on a pro forma basis taking into account such designation.
Notwithstanding the foregoing provisions of this definition, no Subsidiary shall be an Unrestricted Subsidiary at any time when it is a “Restricted Subsidiary” for purposes of (i) either of the First Lien Credit Agreements, (ii) any of the Existing Notes, (iii) solely in the event the First Lien Credit Agreements shall no longer be in effect, any other Material Indebtedness of the Borrower or another Restricted Subsidiary or (iv) any other Indebtedness Incurred to refund, refinance, replace, exchange, renew, repay or extend any of the foregoing (including any Indebtedness referred to in this clause (iv)).
“U.S. First Lien Credit Agreement” means the Amended and Restated Credit Agreement dated as of December 22, 2011, among the Borrower, the lenders, syndication agent and co-documentation agents party thereto and JPMorgan Chase Bank, N.A., as Global Administrative Agent, as amended by Omnibus Amendment No. 1 dated as of May 23, 2012, Omnibus Amendment No. 2 dated as of August 6, 2012, Omnibus Amendment No. 3 dated as of October 5, 2012, Omnibus Amendment No. 4 dated as of April 30, 2013, and the First Lien Amendment and as further as amended, restated, renewed, extended, supplemented, increased, replaced, refinanced or otherwise modified from time to time.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Reserve Report” means a Reserve Report for the Oil and Gas Properties located in the United States or on the Outer Continental Shelf adjacent to the United States.
“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.
“Weighted Average Yield” means, at any time, with respect to any Loan, the weighted average yield to stated maturity of such Loan based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable to the Lenders advancing such Loan with respect thereto and to any interest rate “floor”. For purposes of determining the Weighted Average Yield of any floating rate Indebtedness at any time, the rate of interest applicable to such Indebtedness at such time shall be assumed to be the rate applicable at all times prior to maturity; provided that appropriate adjustments shall be made for any changes in rates of interest provided for in the documents governing such Indebtedness (other than those resulting from fluctuations in interbank offered rates, prime rates, Federal funds rates or other external indices not influenced by the financial performance or creditworthiness of the Borrower). Determinations of the Weighted Average Yield of any Loans for purposes of Section 2.08 shall be made by the Administrative Agent at the request of the Borrower and in a manner determined by the Administrative Agent to be consistent with accepted financial practice, and any such determination shall be conclusive, absent manifest error.
“Withholding Agent” shall mean any Loan Party and the Administrative Agent.
“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Borrower or another Wholly-Owned Subsidiary.
SECTION 1.03.    Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).
SECTION 1.04.    Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions on assignment contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision. In addition, all terms used herein relating to rules, regulations laws, taxes, GAAP and other similar items shall be deemed to mean, as applicable, the rules, regulations, laws, taxes, GAAP or such similar item of the United States, Canada or any other jurisdiction reasonably acceptable to the Administrative Agent, as the context so requires.
SECTION 1.05.    Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied (except for purposes of Article 9) on a basis consistent with the Financial Statements except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed in such Financial Statements or to the Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a).
SECTION 1.06.    Status of Obligations. The Secured Indebtedness is hereby designated as “Senior Debt” and as “Designated Senior Debt” under, and for purposes of, the Existing Subordinate Notes. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any other Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of such Person, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Indebtedness to constitute senior indebtedness (however denominated) in respect of such Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Indebtedness. Without limiting the foregoing, the Secured Indebtedness is hereby designated as “senior indebtedness” and as “designated senior indebtedness” under and in respect of any indenture or other agreement or instrument under which such other Indebtedness is outstanding and is further given all such other designations as shall be required under the terms of any such Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Indebtedness.
ARTICLE II
The Credits

SECTION 2.01.    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan to the Borrower on the Effective Date (but in no event later than the Termination Date), in Dollars in a principal amount equal to such Lender’s Commitment. Amounts repaid or prepaid in respect of Loans may not be reborrowed.
SECTION 2.02.    Loans and Borrowings. (a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. No such exercise shall result in any liability on the part of the Borrower for increased costs or expenses resulting solely from such exercise and that would not have been incurred but for such exercise (except any such exercise which is made by a Lender pursuant to Section 5.04 or for the purpose of complying with any Governmental Requirement). Increased costs for expenses resulting from a Change in Law occurring subsequent to any such exercise shall be deemed not to result solely from such exercise.
(c)    Minimum Amounts; Limitation on Number of Borrowings. Each Eurodollar Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Each ABR Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of seven (or such greater number as may be agreed to by the Administrative Agent) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date therefor.
(d)    Notes. If requested by a Lender, the Loans made by such Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (1) any Lender party hereto as of the date of this Agreement, as of the Effective Date, and (2) any other Lender, as of the date such Lender becomes a party hereto, payable to such Lender in a principal amount equal to the aggregate principal amount of its Loans outstanding on such date, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books and, prior to any transfer, may be endorsed by such Lender on a schedule attached to its Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.
SECTION 2.03.    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of the initial Borrowing on the Effective Date, one Business Day before the proposed Borrowing) or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, electronic mail or telecopy to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. A Borrowing Request (other than any Borrowing Request in connection with the conversion or continuation of a Borrowing) shall be deemed to constitute a representation and warranty by the Borrower that the matters specified in Section 6.01(n) will be satisfied on the date of Borrowing specified in such Borrowing Request.
Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04.    Interest Elections. (a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. No such conversion or continuation shall be deemed to be the making of a new Borrowing for purposes of this Agreement, including without limitation Article VI.
(b)    Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone (i) in the case of a conversion to or a continuation of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed conversion or continuation or (ii) in the case of a conversion to an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed conversion. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, electronic mail or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.
(c)    Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period or the Interest Period specified in such Interest Election Request is not available from all Lenders, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.
(d)    Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

(e)    Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrower: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.05.    Funding. (a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the Borrowing Request. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.
(b)    Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.06.    Termination and Reduction of Commitments. (a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate upon the earlier of (i) the borrowing of the Loans on the Effective Date and (ii) 2:00 p.m., New York City time, on the Termination Date.
(b)    Optional Termination and Reduction of Aggregate Credit Amounts. The Borrower may, without payment of any premium or penalty, at any time terminate, or from time to time reduce, the Commitments of any Class; provided that each reduction of Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under this Section 2.06(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b) shall be irrevocable; provided that a notice of termination of Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other financing transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to 1:00 p.m., New York City time (or such later time as may be agreed by the Administrative Agent), on the specified effective date) if such condition is not satisfied. Any termination or reduction of Commitments shall be permanent and may not be reinstated. Each reduction of Commitments shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage of the applicable Class.
SECTION 2.07.    Currency Indemnity. (a) Payments in Agreed Currency. The Borrower shall, and shall cause the Subsidiary Guarantors to, make payment relative to any Secured Indebtedness in the currency (the “Agreed Currency”) in which such Secured Indebtedness was effected. If any payment is received on account of any Secured Indebtedness in any currency (the “Other Currency”) other than the Agreed Currency (whether voluntarily or pursuant to an order or judgment or the enforcement thereof or the realization of any collateral under the Security Instruments or the liquidation of the Borrower or otherwise howsoever), such payment shall constitute a discharge of the liability of the Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents in respect of such obligation only to the extent of the amount of the Agreed Currency which the relevant Lender or Agent, as the case may be, is able to purchase with the amount of the Other Currency received by it on the Business Day next following such receipt in accordance with its normal procedures and after deducting any premium and costs of exchange.
(b)    Conversion of Agreed Currency into Judgment Currency. If, for the purpose of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due in the Agreed Currency then the conversion shall be made on the basis of the rate of exchange prevailing on the Business Day immediately preceding the date such judgment is given and in any event the Borrower or its Restricted Subsidiary shall be obligated to pay the Agents and the Lenders any deficiency in accordance with Section 2.07(c). For the foregoing purposes “rate of exchange” means the lowest rate at which the relevant Lender or Agent, as applicable, in accordance with its normal banking procedures is able on the relevant date to purchase the Agreed Currency with the Judgment Currency after deducting any premium and costs of exchange.
(c)    Circumstances Giving Rise to Indemnity. To the fullest extent permitted by applicable law, if (i) any Lender or any Agent receives any payment or payments on account of the liability of the Borrower hereunder pursuant to any judgment or order in any Other Currency, and (ii) the amount of the Agreed Currency which the relevant Lender or Agent, as applicable, is able to purchase on the Business Day next following such receipt with the proceeds of such payment or payments in accordance with its normal procedures and after deducting any premiums and costs of exchange is less than the amount of the Agreed Currency due in respect of such liability immediately prior to such judgment or order, then the Borrower on demand shall, and the Borrower hereby agrees to, indemnify the Lenders and the Agents from and against any loss, cost or expense arising out of or in connection with such deficiency; provided that if the amount of the Agreed Currency so purchased is greater than the amount of the Agreed Currency due in respect of such liability immediately prior to such judgment or order, then the Agents or the Lenders, as the case may be, agree to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
(d)    Indemnity Separate Obligation. To the fullest extent permitted by applicable law, the agreement of indemnity provided for in Section 2.07(c) shall constitute an obligation separate and independent from all other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lenders or Agents or any of them from time to time, and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.
SECTION 2.08.    Incremental Facilities. (a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, request the establishment of Incremental Commitments, provided that the amount of any Incremental Commitments established hereunder shall not exceed the amount of additional Indebtedness permitted at the time such Incremental Commitments are established to be Incurred under Section 9.01(b)(1). Each such notice shall specify (i) the date on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (ii) the amount of the Incremental Commitments being requested (it being agreed that (A) any Lender approached to provide any Incremental Commitment may elect or decline, in its sole discretion, to provide such Incremental Commitment and (B) any Person that the Borrower proposes to become an Incremental Lender, if such Person is not then a Lender, must be an Eligible Assignee and otherwise satisfy the requirements of Section 12.04(b)(i)).
(b)     The terms and conditions of any Incremental Commitments and the Incremental Loans to be made thereunder shall be, except as otherwise set forth herein or in the applicable Incremental Facility Agreement, identical to those of the Commitments and the Loans; provided that (i) if the Weighted Average Yield applicable to any Incremental Loans exceeds by more than 0.50% per annum the applicable Weighted Average Yield under the terms of this Agreement, as amended through the date of such calculation, with respect to Loans, then the Applicable Margin then in effect for Loans shall automatically be increased to the extent necessary to eliminate such excess, (ii) the Average Life of any Incremental Loans shall be no shorter than the remaining Average Life of the Loans and (iii) the Maturity Date for any Incremental Loan shall not be earlier than the Final Maturity Date in effect on the date such Incremental Loan is made. Any Incremental Commitments established pursuant to an Incremental Facility Agreement that have identical terms and conditions, and any Incremental

Loans made thereunder, shall be designated as a separate Class of Incremental Commitments and Incremental Loans for all purposes of this Agreement.
(c)    The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Borrower, each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that no Incremental Commitments shall become effective unless (i) no Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Commitments and the making of Loans thereunder, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date and (iii) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction. Each Incremental Facility Agreement may, without the consent of any Lender (other than the Incremental Lenders party thereto), effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section.
(d)    Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, a Lender (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of a Lender (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents.
(e)    Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Lender holding an Incremental Commitment of any Class shall make a loan to the Borrower in an amount equal to such Incremental Commitment on the date specified in such Incremental Facility Agreement.
(f)    The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.08(a) and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof.
SECTION 2.09.    Loan Modification Offers. (a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Amendment Request Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 days nor more than 30 days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Amendment Request Class that accept the applicable Loan Modification Offer (such Lenders, the “Amending Lenders”) and, in the case of any Amending Lender, only with respect to such Lender’s Loans and Commitments of such Amendment Request Class as to which such Lender’s acceptance has been made.
(b)    A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Borrower, each applicable Amending Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Amending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Loans and/or Commitments of the Amending Lenders as a new “Class” of Loans and/or Commitments hereunder.
SECTION 2.10.    Refinancing Facilities. (a) The Borrower may, on one or more occasions, by written notice to the Administrative Agent, request the establishment hereunder of one or more additional Classes of term loan commitments (the “Refinancing Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Lender”) will make term loans to the Borrower (the “Refinancing Loans”); provided that each Refinancing Lender must be an Eligible Assignee and otherwise satisfy the requirements of Section 12.04(b)(i).
(b)    The Refinancing Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by the Borrower, each Refinancing Lender providing a Refinancing Commitment and the Administrative Agent; provided that no Refinancing Commitments shall become effective unless (i) no Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (iii) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates, reaffirmation agreements and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction and (iv) substantially concurrently with the effectiveness of such Refinancing Commitments, the Borrower shall obtain Refinancing Loans thereunder and shall repay or prepay then outstanding Borrowings of any Class in an aggregate principal amount equal to the aggregate amount of such Refinancing Commitments (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Borrowings and any reasonable fees, premium and expenses relating to such refinancing) and, in the case of a prepayment of Eurodollar Borrowings, shall be subject to Section 5.02.
(c)    Each Refinancing Facility Agreement shall set forth, with respect to the Refinancing Commitments established thereby and the Refinancing Loans to be made thereunder, to the extent applicable, the following terms thereof: (i) the designation of such Refinancing Commitments and Refinancing Loans as a new “Class” for all purposes hereof, (ii) the stated maturity date applicable to the Refinancing Term Loans of such Class, provided that (A) such stated maturity date shall not be earlier than the Final Maturity Date, (iii) any amortization applicable to the Refinancing Loans of such Class and the effect thereon of any prepayment of such Refinancing Loans, provided that the Average Life of any Refinancing Loans shall be no shorter than the remaining Average Life of the Loans repaid or prepaid with the proceeds thereof, (iv) the interest rate or rates applicable to the Refinancing Loans of such Class, (v) the fees applicable to the Refinancing Commitments or Refinancing Loans of such Class, (vi) any original issue discount applicable to the Refinancing Loans of such Class, (vii) the initial Interest Period or Interest Periods applicable to the Refinancing Loans of such Class, and (viii) any affirmative or negative covenants with which the Borrower shall be required to comply (provided that any such covenant for the benefit of any Class of Refinancing Lenders shall also be for the benefit of all other Lenders). Except as contemplated by the preceding sentence, the terms of the Refinancing Loans shall be substantially the same as the terms of the Loans made on the Effective Date. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement. Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Refinancing Commitments and Refinancing Loans as a new “Class” of loans and/or commitments hereunder.
ARTICLE III
Payments of Principal and Interest; Prepayments; Fees
SECTION 3.01.    Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.
SECTION 3.02.    Interest. (a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin for ABR Loans, but in no event to exceed the Highest Lawful Rate.
(b)    Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for Eurodollar Loans, but in no event to exceed the Highest Lawful Rate.
(c)    Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee, premium or other amount payable by the Borrower or any Subsidiary Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, the lesser of (A) the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section plus 2% or (B) the Highest Lawful Rate or (ii) in the case of any other amount, the lesser of (A) the Default Rate or (B) the Highest Lawful Rate.
(d)    Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion (but only to the extent so converted).
(e)    Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate shall at all times be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.
SECTION 3.03.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
(b)    the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
SECTION 3.04.    Optional Prepayments. (a) Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b) and provided that in connection with any such prepayment of Loans made on the Effective Date the Borrower shall redeem or prepay the same percentage of the then outstanding Second Lien Notes as such prepaid Loans represent of all such outstanding Loans. Prepayments shall be without premium or penalty, except as required under Sections 3.04(c) and 5.02.
(b)    Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by electronic mail or telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the Borrowing to be prepaid, the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other financing transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to 1:00 p.m., New York City time (or such later time as may be agreed by the Administrative Agent), on the specified prepayment date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $2,000,000. The Administrative Agent shall apply each prepayment ratably to the Loans included in the Borrowings specified in the Borrower’s notice of prepayment. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.
(c)    Prepayment Premium. In the event that, on or prior to the second anniversary of the Effective Date, the Borrower (i) makes any repayment, prepayment, repurchase or replacement of Loans constituting a Repricing Event or (ii) effects any amendment of this Agreement or the Loans constituting a Repricing Event, the Borrower shall pay to the Administrative Agent, for the ratable account of the applicable Lenders (x) in the case of clause (i), a prepayment premium of (A) 2%, if such event occurs on or prior to the first anniversary of the Effective Date or (B) 1%, if such event occurs after the first anniversary of the Effective Date but on or prior to the second anniversary of the Effective Date, in each case, of the aggregate principal amount of the Loans being so repaid, prepaid, repurchased or replaced and (y) in the case of clause (ii), an amount equal to (A) 2%, if such event occurs on or prior to the first anniversary of the Effective Date or (B) 1%, if such event occurs after the first anniversary of the Effective Date but on or prior to the second anniversary of the Effective Date, in each case, of the aggregate principal amount of the applicable Loans subject to such amendment.

(d)    Auction and Open Market Repurchases. Notwithstanding anything to the contrary contained in this Section 3.04 or any other provision of this Agreement, and without otherwise limiting the rights in respect of prepayments of the Loans, so long as no Default or Event of Default has occurred and is continuing, the Borrower may repurchase outstanding Loans pursuant to this Section 3.04(d) through auctions open to all Lenders in accordance with the procedures described below or through open market purchases:
(i)    the Borrower may conduct one or more auctions (each, an “Auction”) to repurchase all or any portion of the Loans of any Class by providing written notice to the Administrative Agent (for distribution to the Lenders of the related Class) identifying the Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall contain (x) an aggregate bid amount, which may be expressed at the election of the Borrower as either the total par principal amount or the total cash value of the bid, in a minimum amount of $5,000,000 for each Auction and with minimum increments of $100,000 (the “Auction Amount”) and (y) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Loans at issue that represents the range of purchase prices that could be paid in the Auction;
(ii)    in connection with any Auction, each Lender of the relevant Class may, in its sole discretion, participate in such Auction and may provide the Administrative Agent with a notice of participation (the “Return Bid”), which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (x) a discount to par that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (y) a principal amount of Loans, which must be in increments of $100,000 or in an amount equal to the Lender’s entire remaining amount of such Loans (the “Reply Amount”). Lenders may only submit one Return Bid with respect to each Class per Auction (unless the Administrative Agent and the Borrower elect to permit multiple bids, in which case the Administrative Agent and the Borrower may agree to establish procedures under which each Return Bid may contain up to three bids with respect to each Class, only one of which can result in a Qualifying Bid with respect to such Class). In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Administrative Agent, an Assignment and Assumption in a form reasonably acceptable to the Administrative Agent. Each Return Bid and accompanying Assignment and Assumption must be returned by each participating Lender by the time and date specified by the Administrative Agent as the due date for Return Bids (the “Return Bid Due Date”) for the applicable Auction, which shall be a date not more than 10 Business Days from the date of delivery of the Auction Notice, unless the Borrower and the Administrative Agent otherwise agree;
(iii)    if more than one Class is included in an Auction, the following procedures will apply separately for each such Class. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount (i.e., the greatest discount to par) for which the Borrower can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts received by the applicable Return Bid Due Date are insufficient to allow the Borrower to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Borrower shall either, at its election, (x) withdraw the Auction or (y) complete the Auction at an Applicable Discount equal to the highest Reply Discount (i.e., the smallest discount to par). The Borrower shall purchase Loans subject to such Auctions (or the respective portions thereof) from each applicable Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided, further, that if the aggregate proceeds required to purchase all Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Borrower shall purchase such Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent). In any Auction for which the Administrative Agent and the Borrower have elected to permit multiple bids, if a Lender has submitted a Return Bid containing multiple bids at different Reply Discounts, only the bid with the highest Reply Discount that is equal to or less than the Applicable Discount will be deemed the Qualifying Bid of such Lender. Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the Return Bid Due Date;
(iv)    Once initiated by an Auction Notice, the Borrower may not withdraw an Auction Notice other than in the event of a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount. The Borrower will not have any obligation to purchase any Loans outside of the applicable Discount Range nor will any Reply Discounts outside such applicable Discount Range be considered in any calculation of the Applicable Discount or satisfaction of the Auction Amount. Each purchase of Loans in an Auction shall be consummated pursuant to procedures (including as to response deadlines, rounding amounts, type and Interest Period of accepted Loans, and calculation of the Applicable Discount referred to above) established by the Administrative Agent and agreed to by the Borrower. To the extent that no Lenders have validly tendered any Loans of a Class requested in an Auction Notice or as otherwise agreed by the Administrative Agent in its sole discretion, the Borrower may amend such Auction Notice for such Loans at least 24 hours before then then-scheduled expiration time for such Auction. In addition, the Borrower may extend the expiration time of an Auction at least 24 hours before such expiration time;
(v)    With respect to all repurchases made by the Borrower pursuant to this Section 3.04(d), such repurchases shall be deemed to be optional prepayments pursuant to this Section 3.04(d) in an amount equal to the full aggregate principal amount of such Loans; provided that such repurchases shall not be subject to the provisions of Sections 3.04(a) through (c) or Section 4.01(c); and

(vi)    Each repurchase by the Borrower of Loans pursuant to this Section 3.04(d) shall be subject to the following conditions: (A) in the case of any repurchase pursuant to an Auction, the Auction is open to all Lenders of the applicable Class on a pro rata basis, (B) no Default or Event of Default has occurred or is continuing or would result therefrom, (C) as of the date of such repurchase the Borrower shall not have, and shall make a representation to each Qualifying Lender assigning its Loans (unless the making of such representation is waived by such Qualifying Lender) that it does not have, any material non-public information with respect to the business of the Borrower or any of the Subsidiaries or their respective securities that (1) has not been disclosed to such Qualifying Lender prior to such date and (2) if made public could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign its Loans to the Borrower (other than because such Qualifying Lender does not wish to receive material non-public information with respect to the business of the Borrower or any of the Subsidiaries) and (D) any Loans repurchased pursuant to this Section 3.04(d) shall be automatically and permanently canceled upon acquisition thereof by the Borrower.
SECTION 3.05.    Mandatory Prepayments. (a) Unapplied Proceeds. In the event that on the 90th day after the Effective Date any portion of the net proceeds of the Loans made on the Effective Date shall not have been applied to a purpose set forth in clause (a), (b) or (c) of Section 8.17, the Borrower shall on such date prepay Loans in an amount equal to such portion. For purposes of this Section 3.05(A), (i) all the net proceeds of the New Senior Notes shall be deemed to have been applied to a purpose set forth in clause (a), (b) or (c) of Section 8.17 before any of the net proceeds of the Loans shall have been so applied and (1) all the net proceeds of the Second Lien Notes shall be deemed to have been applied ratably with the proceeds of the Loans to a purpose set forth in clause (a), (b) or (c) of Section 8.17 (it being understood that, for the avoidance of doubt, in connection with any mandatory prepayment pursuant to this Section 3.05(a) of Loans made on the Effective Date the Borrower shall redeem or prepay the same percentage of the then outstanding Second Lien Notes as such prepaid Loans represent of all such outstanding Loans).
(b)    Excess Existing Notes.
(i)    Subject to issuance on or prior to the Effective Date by the Borrower of not less than $325,000,000 of New Senior Notes and the incurrence by the Company of not less than $825,000,000 in the aggregate of Loans and Second Lien Notes, if on the 60th day following the Effective Date the aggregate outstanding principal amount of the Existing 2015 Senior Notes and the Existing 2016 Senior Notes, taken together, shall exceed $100,000,000, the Borrower shall on such date prepay all the Loans.
(ii)     If on the 91st day prior to the maturity date for any of the Existing 2015 Senior Notes, the Existing 2016 Senior Notes or the Existing Subordinate Notes, the aggregate principal amount of all such notes, taken together, that shall not have been repurchased or redeemed (other with the proceeds of Indebtedness), refinanced with Refinancing Indebtedness that has a Stated Maturity at least 91 days later than the Final Maturity Date or amended to have a Stated Maturity at least 91 days later than the Final

Maturity Date exceeds $100,000,000, the Borrower shall on such date prepay all the Loans.
(iii)    If, on the date that is 91 days prior to the maturity date for the Existing 2019 Senior Notes, the aggregate principal amount of the Existing 2019 Senior Notes that shall not have been repurchased or redeemed (other with the proceeds of Indebtedness), refinanced with Refinancing Indebtedness that has a Stated Maturity at least 91 days later than the Final Maturity Date or amended to have a Stated Maturity at least 91 days later than the Final Maturity Date exceeds $100,000,000, the Borrower shall on such date prepay all the Loans.
(c)    Notice of Mandatory Prepayment. Prior to or concurrently with any mandatory prepayment pursuant to this Section 3.05, the Borrower shall (i) notify the Administrative Agent by telephone (confirmed by telecopy) of such prepayment and (ii) deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower setting forth the calculation of the amount of the applicable prepayment. Each such notice shall be irrevocable and shall specify the Borrowing to be prepaid, the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. The Administrative Agent shall apply each prepayment ratably to the Loans included in the Borrowings specified in the Borrower’s notice of prepayment. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02. Promptly following receipt of a notice of mandatory prepayment in accordance with this Section 3.05, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be prepaid.
SECTION 3.06.    Fees. (a) The Borrower agrees to pay on the Effective Date to the Administrative Agent, for the account of each Lender, a closing fee in an amount equal to 3.00% of the stated principal amount of such Lender’s Loan.
(b)    The Borrower agrees to pay to the Agents and the Arrangers, Bookrunners and Co-Managers other fees in the amounts and at the times separately agreed upon in respect of the credit facility established hereby.
(c)    Fees paid hereunder shall not be refundable or creditable under any circumstances.
ARTICLE IV
Payments; Pro Rata Treatment; Sharing of Set-Offs
SECTION 4.01.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or premium or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 2:00 p.m., New York City time, on the date when due (for purposes of computing interest, each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion), in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances, absent manifest error. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and premium then due hereunder, such funds shall be applied (i) first, towards payment of interest, fees and premium then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and premium then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of any Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender of such Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower (except pursuant to a transaction consummated in compliance with Section 3.04(d)) or any Restricted Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
SECTION 4.02.    Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
SECTION 4.03.    Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Subsidiary Guarantors unto and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Subsidiary Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Secured Indebtedness and other obligations described therein and secured thereby. Notwithstanding anything to the contrary contained in the Security Instruments, until the occurrence of an Event of Default, the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of production from or allocated to the Mortgaged Property nor take any other action to cause the proceeds thereof to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Restricted Subsidiaries and the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Restricted Subsidiaries.
ARTICLE V
Increased Costs; Break Funding Payments; Payments; Taxes; Illegality
SECTION 5.01.    Increased Costs. Reserve Requirements; Change in Circumstances. (a) Changes in Law. Notwithstanding any other provision of this Agreement, if any Change in Law shall:
(i)     impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate);
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender (other than with respect to Taxes);
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Eurodollar Loan or maintaining its obligation to make such a loan or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, upon demand therefor, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital and Liquidity Requirements. If any Lender shall have determined that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
(d)    Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 5.02.    Break Funding Payments. (a) In the event of (i) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of an Interest Period applicable thereto, (iii) the failure to borrow any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (iv) the assignment of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(a), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (exclusive of any lost profits or opportunity costs or processing or other related fees). In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest

Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid, were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market.
(b)    A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
SECTION 5.03.    Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Indemnification by the Borrower. The Loan Parties shall reimburse and indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be required to indemnify the Recipient for any amounts under this Section 5.03(c) to the extent that such Recipient fails to notify the Borrower of its intent to make a claim for indemnification under this Section 5.03(c) within 180 days after a claim is asserted against such Person by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to the Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 5.03, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(a), (ii)(b) and (ii)(d) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii) Without limiting the generality of the foregoing,
(a)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9s, certifying that such Lender is exempt from U.S. federal backup withholding;

(b)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax because the income is effectively connected with a U.S. trade or business, executed originals of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(c)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(d)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(ii)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) to the extent that the payment would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)    Defined Terms. For purposes of this Section 2.20, the term “Lender” includes the Agents.
SECTION 5.04.    Mitigation Obligations; Replacement of Lenders. (a)Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender solely as a result of such designation or assignment.
(b)    Replacement of Lenders. If (i) any Lender requests compensation under Section 5.01, or (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, or (iii) any Lender fails to approve an amendment, waiver or other modification to this Agreement and at least the Majority Lenders have approved such amendment, waiver or other modification, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall (A) assume such obligations and (B) in the case of clause (iii), consent to such amendment, waiver or modification (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) if such assignee is not a Lender, such assignee shall satisfy the requirements of Section 12.04(b)(i), (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder (including any amount owed pursuant to Section 3.04(c) if applicable), from the assignee (to the extent of such outstanding principal) or the Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE VI
Conditions Precedent
SECTION 6.01.    Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)    The Administrative Agent shall have received from each party to each Loan Document either (i) a counterpart of such Loan Document, signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission) that such party has signed a counterpart of such Loan Document.
(b)    The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.
(c)    The Administrative Agent shall have received a certificate of the secretary or an assistant secretary of the Borrower and each Subsidiary Guarantor dated as of the Effective Date setting forth or attaching (i) resolutions of its board of directors (or comparable governing body) with respect to the authorization of the Borrower or such Subsidiary Guarantor to execute and deliver the Loan Documents to which the Borrower or such Subsidiary Guarantor is a party and to enter into the transactions contemplated in those documents, (ii) the Responsible Officers of the Borrower or such Subsidiary Guarantor who are authorized to sign the Loan Documents to which the Borrower or such Subsidiary Guarantor is a party and specimen signatures of such authorized officers and (iii) the articles or certificate of incorporation and bylaws (or comparable Organization Documents) of the Borrower or such Subsidiary Guarantor.
(d)    The Agents, the Arrangers, the Bookrunners and the Co-Managers shall have received all fees and amounts due and payable to such Persons and to the Lenders on or prior to the Effective Date under this Agreement and the engagement and fee letters related to the credit facility established hereby. The Agents and the Arrangers shall have received reimbursement or payment of all reasonable out-of-pocket expenses for which invoices have been presented at least three Business Days prior to the Effective Date that are required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the reasonable fees and expenses of legal counsel to the Administrative Agent and the Arrangers).
(e)    The First Lien Amendment shall have been executed and delivered by the parties thereto and the amendments provided for therein shall have become effective, and the Administrative Agent shall have received a copy of such First Lien Amendment.
(f)    The Tender Offer shall have been consummated, supplemental indentures eliminating substantially all the restrictive covenants and certain events of default contained in the indentures governing the Existing 2015 Senior Notes and Existing 2016 Senior Notes (including any such covenants or events of default that would prohibit any of the Transactions) shall have become effective, the consent requested pursuant to the Consent Solicitation shall have been obtained and the 2019 Senior Notes Indenture Amendment shall have become effective.
(g)    The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, that shall have been requested at least ten Business Days prior to the Effective Date.
(h)    The Administrative Agent shall have received evidence reasonably satisfactory to it that any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person necessary in connection with the Transactions shall have been obtained and shall be in full force and effect, other than any such approval or consent that is of the type that would be obtained after the Effective Date in the ordinary course of business, and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain or prevent the Transactions.
(i)    The Administrative Agent shall have received an opinion of (i) Davis Polk & Wardwell LLP, special counsel to the Borrower, (ii) the General Counsel of the Borrower, (iii) Morris, Nichols, Arsht & Tunnell LLP., special Delaware counsel to the Borrower, and (iv) Fulbright and Jaworski L.L.P., special Texas counsel to the Borrower, each such opinion to be dated the Effective Date and in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinions.
(j)    The Collateral and Guarantee Requirement shall be satisfied (with the requirements of paragraph (d) of the definition of such term determined by reference to the First Lien U.S. Reserve Report dated February 19, 2013).
(k)    The Administrative Agent shall have received the results of a search of tax liens, judgment liens and Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions specified by the Administrative Agent for such searches and copies of the lien notices, financing statements or similar documents disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted under Section 9.03 or have been, or substantially contemporaneously with the initial funding of Loans on the Effective Date will be, released.
(l)    The Administrative Agent shall have received a copy of each of the First Lien Intercreditor Agreement and the Pari Passu Intercreditor Agreement, in each case executed by each other party thereto.
(m)    The Administrative Agent shall have received evidence that the insurance required by Section 7.12 is in effect, together with endorsements naming the Collateral Agent, for the benefit of the Secured Parties, as loss payee thereunder (subject, however, to the prior rights of the administrative agent under the First Lien Credit Agreements) and naming each of the Administrative Agent and the Collateral Agent as an additional insured thereunder.
(n)    On the Effective Date and after giving effect to the Transactions occurring on such date, (i) no Default shall have occurred and be continuing and (ii) the representations and warranties of the Borrower and the Subsidiary Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (or, in the case of any representation and warranty qualified by materiality, in all respects) on and as of such date (or, in the case of any representation or warranty that is expressly limited to an earlier date, on and as of such specified earlier date.
(o)    The Administrative Agent shall have received a certificate, signed by a Responsible Officer of the Borrower, confirming the satisfaction of the conditions set forth in the preceding clauses (f), (h), (j) and (n).
(p)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Borrower, as to the solvency of the Loan Parties on a consolidated basis after giving effect to the Transactions, in form and substance reasonably satisfactory to the Administrative Agent.
Without limiting the generality of the provisions of Section 12.02, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved and accepted and to be satisfied with each document or other matter required under this Section 6.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. All documents executed or submitted pursuant to this Section 6.01 by and on behalf of the Borrower or any of the Subsidiary Guarantors shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The obligations of the Lenders to make Loans shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 3:00 p.m., New York City time, on the Termination Date (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time). The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
ARTICLE VII
Representations and Warranties
The Borrower represents and warrants to the Lenders that:
SECTION 7.01.    Organization; Powers. Each of the Borrower and the Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to be in good standing or have such power, authority, licenses, authorizations, consents, approvals and qualifications would not reasonably be expected to have a Material Adverse Effect.
SECTION 7.02.    Authority; Enforceability. The Transactions are within the Borrower’s and each Restricted Subsidiary’s corporate, partnership or limited liability company powers and have been duly authorized by all necessary corporate, partnership or limited liability company and, if required, stockholder, partner or member action. Each Loan Document to which the Borrower and each Restricted Subsidiary is a party has been duly executed and delivered by the Borrower and such Restricted Subsidiary and constitutes a legal, valid and binding obligation of the Borrower and such Restricted Subsidiary, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.
SECTION 7.03.    Approvals; No Conflicts. The Transactions:
(a)    do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those approvals or consents that, if not made or obtained, would not reasonably be expected to have a Material Adverse Effect;
(b)    will not violate (i) the charter, by-laws or other organizational documents of the Borrower or any Restricted Subsidiary or (ii) any applicable Governmental Requirement or any order of any Governmental Authority applicable to or binding upon the Borrower or any Restricted Subsidiary (including, without limitation, FCPA and OFAC, if applicable), except in the case of clause (ii), violations that would not reasonably be expected to have a Material Adverse Effect;
(c)    will not violate or result in a default under either of the First Lien Credit Agreements or any indenture, agreement or other instrument pursuant to which any Material Indebtedness is outstanding, in each case, binding upon the Borrower or any Restricted Subsidiary or their Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or any Restricted Subsidiary, except violations that would not reasonably be expected to have a Material Adverse Effect; and
(d)    will not result in the creation or imposition of any Lien on any Oil and Gas Property of the Borrower or any Restricted Subsidiary (other than the Liens created or permitted by the Loan Documents).
SECTION 7.04.    Financial Condition; No Material Adverse Effect.
(a)The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of income (loss) and comprehensive income (loss), equity and cash flows as of and for the fiscal year ended December 31, 2012, audited by and accompanied by the opinion of Ernst & Young LLP, independent registered public accountants, and (ii) its condensed consolidated balance sheet and statements of income (loss) and comprehensive income (loss), equity and cash flows as of and for the fiscal quarter ended March 31, 2013, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year‑end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii) above.
(b)    Since December 31, 2012, there have been no events that alone or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.
SECTION 7.05.    Litigation. Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Restricted Subsidiary that (a) would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) involve any Loan Document or the Transactions.
SECTION 7.06.    Environmental Matters. Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, or as would not be reasonably expected to have a Material Adverse Effect:
(a)    neither any Oil and Gas Property of the Borrower or any Restricted Subsidiary nor the operations conducted by the Borrower or any Restricted Subsidiary thereon, and, to the knowledge of the Borrower, no operations of any prior owner, lessee, or operator of any such properties (i) is in violation of any order or requirement relating to Environmental Laws of any court or Governmental Authority or any Environmental Laws or (ii) to the knowledge of Borrower, has been in violation of any order or requirement relating to Environmental Laws of any court or Governmental Authority or any Environmental Laws;
(b)    neither the Borrower nor any Restricted Subsidiary nor any Oil and Gas Property of the Borrower or any Restricted Subsidiary nor the operations currently conducted thereon or, to the knowledge of the Borrower, conducted thereon by any prior owner or operator of such Oil and Gas Property or operation, are subject to any existing, pending or, to the Borrower’s knowledge, threatened Environmental Complaint;
(c)    all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required by Environmental Laws to be obtained or filed in connection with the operation or use of any and all Oil and Gas Property of the Borrower and each Restricted Subsidiary, including, without limitation, any past or present treatment, storage, disposal or release into the environment of a Hazardous Material, have been duly obtained or filed, and the Borrower and each Restricted Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;
(d)    all Hazardous Materials, if any, generated at any and all Oil and Gas Property of the Borrower or any Restricted Subsidiary by the Borrower or any Restricted

Subsidiary in the past have been transported, treated and disposed of in accordance with Environmental Laws and, to the knowledge of the Borrower, do not pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of the Borrower, in connection with such transport, treatment and disposal, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws, do not pose an imminent and substantial endangerment to public health or welfare or the environment and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;
(e)    to the Borrower’s knowledge, there has been no Hazardous Discharge on or to any Oil and Gas Property of the Borrower or any Restricted Subsidiary, in each case, except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment; and
(f)    to the Borrower’s knowledge, neither the Borrower nor any Restricted Subsidiary has any contingent liability under Environmental Law in connection with any Hazardous Discharge.
SECTION 7.07.    Compliance with the Laws and Agreements. Each of the Borrower and its Restricted Subsidiaries is in compliance with all Governmental Requirements applicable to it or its Oil and Gas Properties (including, without limitation, FCPA and OFAC) and all agreements and other instruments binding upon it or its Oil and Gas Properties, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Oil and Gas Properties and the conduct of its business, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 7.08.    Investment Company Act. Neither the Borrower nor any Restricted Subsidiary is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
SECTION 7.09.    Taxes. Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed (or obtained extensions with respect thereto) and has paid or caused to be paid all Taxes and all remittances required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect. No action to enforce any Tax Lien has been commenced.
SECTION 7.10.    Disclosure; No Material Misstatements. Taken as a whole, none of the Confidential Information Memorandum dated May 2013, the Lender Presentation dated May 2013 or any reports, financial statements, certificates or other written information (other than projections) furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent, the Collateral Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when furnished (and, with respect to any such information delivered to the Administrative Agent, the Collateral Agent or any Lender or any of their Affiliates prior to the Effective Date, on the Effective Date), contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading (other than omissions that pertain to matters of a general economic nature or matters of public knowledge that generally affect any of the industry segments of the Borrower or its Subsidiaries); provided that, with respect to projected financial information, prospect information, geological and geophysical data and engineering projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, recognizing that (a) there are industry-wide risks normally associated with the types of business conducted by the Borrower and its Restricted Subsidiaries and (b) projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries and production and cost estimates contained in each reserve report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Restricted Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.
SECTION 7.11.    Subsidiaries. Schedule 7.11 lists the name, jurisdiction of organization and organizational identification number of each Subsidiary of the Borrower as of the Effective Date and identifies each such Subsidiary as either a Restricted or Unrestricted Subsidiary.
SECTION 7.12.    Insurance. All insurance reasonably necessary in the Borrower’s and its Restricted Subsidiaries’ ordinary course of business is in effect and all premiums due on such insurance have been paid. Schedule 7.12 sets forth a list of all such insurance policies maintained by the Borrower and its Restricted Subsidiaries as of the Effective Date.
SECTION 7.13.    Location of Business and Offices. As of the Effective Date, the Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Quicksilver Resources Inc.; and the organizational identification number of the Borrower in its jurisdiction of organization is 75-2756163. As of the Effective Date, each Restricted Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.11.
SECTION 7.14.    Properties; Title, Etc. Except as would not have a Material Adverse Effect and provided that no representation or warranty is made with respect to any Oil and Gas Property or interest to which no proved oil or gas reserves are properly attributed:
(a)    Each of the Borrower and the Restricted Subsidiaries has good and defensible title to the material Oil and Gas Properties evaluated in the Reserve Reports and the First Lien U.S. Reserve Report most recently delivered to the Administrative

Agent and good title to all its personal Properties that are necessary to permit the Borrower and the Restricted Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof, in each case, subject to Immaterial Title Deficiencies and free and clear of all Liens except Permitted Liens. Subject to Immaterial Title Deficiencies and after giving full effect to Permitted Liens, the Borrower or the Restricted Subsidiaries specified as the owners own the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Reports and First Lien U.S. Reserve Report. The ownership of such Oil and Gas Properties shall not obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Oil and Gas Property in an amount materially in excess of the working interest of each Oil and Gas Property set forth in the most recently delivered Reserve Reports and First Lien U.S. Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such Oil and Gas Property; provided that the Borrower or any applicable Restricted Subsidiary shall have the right or obligation to bear costs disproportionate to the Borrower’s or such Restricted Subsidiary’s working interest with respect to any Hydrocarbon Interest for a period of time in order to earn, or in connection with the acquisition of, an interest in such Hydrocarbon Interest as evidenced by written agreement.
(b)    All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases.
(c)    The rights and Properties presently owned, leased or licensed by the Borrower and the Restricted Subsidiaries, including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Restricted Subsidiaries to conduct their business in the same manner as its business has been conducted prior to the date hereof.
(d)    The Borrower and each Restricted Subsidiary owns, or is licensed to use, (i) all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Restricted Subsidiary does not infringe upon the rights of any other Person and (ii) all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information the use of which is material to their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons.
SECTION 7.15.    Federal Reserve Regulations. The Borrower and its Restricted Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.
SECTION 7.16.    Compliance with Benefit Plans; ERISA. (a)As of the date hereof, neither the Borrower nor any Subsidiary nor any ERISA Affiliate of the Borrower or any Subsidiary maintains sponsors, or contributes to (or has at any time in the six-year period preceding the date hereof, maintained, sponsored, or contributed to) any Pension Plan or Multiemployer Plan. Except in such instances where an action, omission or failure would not reasonably be expected to have a Material Adverse Effect, each Plan maintained by the Borrower or any Restricted Subsidiary or any ERISA Affiliate of the Borrower or any Restricted Subsidiary is in compliance with the terms of such Plan and the applicable provisions of ERISA and the Code with respect to each Plan. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except in such instances where an action, omission, or failure would not reasonably be expected to have a Material Adverse Effect, (i) each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is, and has been during the period from its adoption to date, so qualified, both as to form and operation, and all necessary governmental approvals, including a favorable determination as to the qualification under the Code of such Plan and each amendment thereto, have been or will be timely obtained, and (ii) the actuarial present value of the benefit liabilities (within the meaning of section 4041 of ERISA) under each Plan which is subject to Title IV of ERISA does not, as of the end of the most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. Neither the Borrower nor any Restricted Subsidiary nor any ERISA Affiliate of the Borrower or any Restricted Subsidiary maintains or contributes to any Plan that provides a post-employment health benefit, other than a benefit required under Section 601 of ERISA, or maintains or contributes to a Plan that provides health benefits that is not fully funded except where the failure to fully fund such Plan would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, neither the Borrower nor any Restricted Subsidiary nor any ERISA Affiliate of the Borrower or any Restricted Subsidiary maintains a multiple employer welfare benefit arrangement within the meaning of Section 3(40)(A) of ERISA
(b)    Except as could not reasonably be expected to have a Material Adverse Effect, (i) the Canadian Pension Plans, if any, are duly registered under the Income Tax Act (Canada) and all applicable provincial or federal pension benefits standards legislation and no event has occurred which is reasonably likely to cause the loss of such registered status; (ii) all obligations of the Canadian Subsidiaries (including any applicable fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans, if any, have been performed in accordance with applicable laws and regulations; (iii) no promises of benefit improvements under the Canadian Pension Plans, if any, or the Canadian Benefit Plans have been made; (iv) all reports and disclosures relating to the Canadian Pension Plans and Canadian Benefit Plans required by any applicable laws or regulations have been filed or distributed in accordance with applicable laws and regulations; (v) no Canadian

Subsidiary has made any improper withdrawals prohibited by applicable law, or applications of, the assets of any of the Canadian Pension Plans; (vi) no Canadian Pension Plan Termination Event has occurred; (vii) no Canadian Subsidiary has any knowledge that the Canadian Pension Plans, if any, are the subject of an investigation, any other proceeding, an action or a claim other than a routine claim for benefits; (viii) all contributions or premiums required to be made by any Canadian Subsidiary to the Canadian Pension Plans and the Canadian Benefit Plans have been made within the time limits required by, and in accordance with, the terms of such plans and applicable laws and regulations; and (ix) all employee contributions to the Canadian Pension Plans, if any, required to be made by way of authorized payroll deduction have been properly withheld and fully paid into such plans within the time limits required by, and in accordance with, the terms of such plans and applicable laws and regulations. No Canadian Subsidiary contributes or has made contributions on behalf of its employees to a multi-employer pension plan, as such term is defined under applicable Canadian provincial or federal pension benefits standards legislation. No Canadian Pension Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 7.16(a), reasonably be anticipated to have a Material Adverse Effect. There has been no failure to administer or operate the Foreign Plans in accordance with the terms thereof except for any failure to so administer or operate the Foreign Plans as could not reasonably be expected to have a Material Adverse Effect.
SECTION 7.17.    Status As Senior Indebtedness. The Loans and other Secured Indebtedness hereunder are “Senior Indebtedness” and “Designated Senior Indebtedness” under the Existing Subordinate Notes.
SECTION 7.18.    Solvency. After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Subsidiary Guarantors, taken as a whole, will exceed the aggregate Indebtedness of the Borrower and the Subsidiary Guarantors on a consolidated basis, as the Indebtedness becomes absolute and matures, (b) each of the Borrower and the Subsidiary Guarantors will not have incurred Indebtedness beyond its ability to pay such Indebtedness (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Subsidiary Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Indebtedness becomes absolute and matures and (c) each of the Borrower and the Subsidiary Guarantors will not have unreasonably small capital for the conduct of its business.
SECTION 7.19.    Priority; Security Matters. The Secured Indebtedness is and shall be at all times secured by valid, perfected Liens, second in priority to the Liens securing the First Lien Secured Indebtedness, in favor of the Collateral Agent, covering and encumbering the Mortgaged Properties and other Properties pledged pursuant to the Security Instruments, to the extent perfection can be obtained by the recording of a mortgage, the filing of a UCC financing statement or by possession (in each case, to the extent available in the applicable jurisdiction); provided, that the priority of the Liens in favor of the Collateral Agent may be subject to

Permitted Liens that are, in the case of Liens other than the Liens securing the First Lien Secured Obligations, also prior to the Liens securing the First Lien Secured Indebtedness.
ARTICLE VIII
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all other amounts payable under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
SECTION 8.01.    Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent to be made available to each Lender:
(a)    Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 20 days after the date on which the Borrower files its Annual Report on Form 10-K with the SEC (but in no event more than 120 days after the end of the applicable fiscal year), (i) its audited consolidated balance sheet and statements of income (loss) and comprehensive income (loss), equity and cash flows as of the end of and for the fiscal year most recently ended, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) its unaudited balance sheet and statements of income (loss) and comprehensive income (loss), equity and cash flows as of the end of and for the fiscal year most recently ended which provides consolidating statements, including statements demonstrating eliminating entries, if any, with respect to any Consolidated Subsidiaries that are Unrestricted Subsidiaries, in substantially the form set forth in its Annual Report on Form 10-K for the period ending December 31, 2012.
(b)    Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 10 days after the Borrower files each Quarterly Report on Form 10-Q with the SEC (but in no event more than 60 days after the end of the applicable fiscal quarter), (i) its unaudited consolidated balance sheet and statements of income (loss) and comprehensive income (loss), equity and cash flows as of the end of and for the fiscal quarter most recently ended and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) its unaudited balance sheet and statements of income (loss) and comprehensive income (loss), equity and cash flows as of the end of and for the fiscal quarter most recently ended which provides consolidating statements, including statements demonstrating eliminating entries, if any, with respect to any Consolidated Subsidiaries that are Unrestricted Subsidiaries, in substantially the form set forth in its Quarterly Report on Form 10-Q for the period ending March 31, 2013.
(c)    Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit D hereto certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto.
(d)    Certificate of Insurer – Insurance Coverage. Within 60 days of the annual renewal thereof, a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.06, in form and substance satisfactory to the Administrative Agent (it being understood and agreed that at any time that the U.S. First Lien Credit Agreement is in effect and JPMorgan Chase Bank, N.A. is the First Lien Administrative Agent, any such certificate satisfactory to the First Lien Administrative Agent shall be deemed to be satisfactory to the Administrative Agent unless the Administrative Agent shall have objected thereto within three Business Days of receipt of the final version thereof accepted by the First Lien Administrative Agent), and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.
(e)    Notice of Casualty Events. Prompt written notice, and in any event within five Business Days, of the occurrence of any Casualty Event with respect to Oil and Gas Properties having an estimated Dollar value in excess of $45,000,000 or the commencement of any action or proceeding that would reasonably be expected to result in a Casualty Event with respect to Oil and Gas Properties having an estimated Dollar value in excess of $45,000,000.
(f)    Information Regarding Borrower and Subsidiary Guarantors. In the case of the Borrower and the Subsidiary Guarantors, prompt written notice (and in any event within 30 days following any such change) of any change (A) in the Borrower’s or any Subsidiary Guarantor’s corporate name, (B) in the Borrower’s or any Subsidiary Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed or (C) in the Borrower’s or any Subsidiary Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization.
(g)    Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary (including, without limitation, any Canadian Pension Plan, Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 8.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which (A) the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.qrinc.com or (B) such documents are publically available on the SEC’s EDGAR website or (ii) on which such documents are delivered to the Administrative Agent, including in electronic form. Once received by the Administrative Agent, the Administrative Agent shall post such documents on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver such documents in a form acceptable to the Administrative Agent. Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. Each Loan Party hereby acknowledges and agrees that, unless the Borrower notifies the Administrative Agent in advance, all financial statements and certificates furnished pursuant to Sections 8.01(a), (b) and (c) above are hereby deemed to be marked “PUBLIC”, suitable for distribution, and to be made available, to all Lenders and may be treated by the Administrative Agent and the Lenders as not containing any material nonpublic information. Unless the Borrower otherwise notifies the Administrative Agent, all Reserve Reports, First Lien U.S. Reserve Reports (and other reserve reports and similar reports) and all statements and certificates furnished pursuant to Sections 8.11(a) and (b) shall be deemed to contain material nonpublic information and shall not be made available to Lenders that wish to receive only public information.
SECTION 8.02.    Notices of Material Events. Promptly following a Responsible Officer becoming aware of the occurrence thereof, the Borrower will furnish to the Administrative Agent written notice of the following:
(a)    the occurrence of any Default;
(b)    the filing or commencement of any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;
(c)    the filing or commencement of any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority involving or relating to the Loan Documents;
(d)    any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect; and

(e)    the occurrence or the receipt or delivery of any notice of any springing maturity (however effected) or default under any First Lien Credit Agreement or any indenture or other relevant documentation for any Material Indebtedness.
Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 8.03.    Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of such Properties requires such qualification, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.09.
SECTION 8.04.    Payment of Obligations. The Borrower will, and will cause each Restricted Subsidiary to, pay its obligations, including Tax liabilities and remittance liabilities of the Borrower and all of its Restricted Subsidiaries, before the same shall become delinquent or in default, except where (i) (A) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (B) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Oil and Gas Property of the Borrower or any Restricted Subsidiary that was evaluated in the Reserve Reports or the First Lien U.S. Reserve Report most recently delivered to the Administrative Agent.
SECTION 8.05.    Operation and Maintenance of Properties. The Borrower will and will cause each Restricted Subsidiary to, in all material respects: (a) promptly pay and discharge, or make reasonable efforts to cause to be paid and discharged, when due all delay rentals, royalties and expenses accruing under the leases or other agreements affecting or pertaining to its material Oil and Gas Properties evaluated in the Reserve Reports and the First Lien U.S. Reserve Report most recently delivered to the Administrative Agent, provided that, in the case of delay rentals, the Borrower and/or the applicable Restricted Subsidiary shall only be required to pay and discharge, or make reasonable efforts to pay and discharge, delay rentals as and to the extent the Borrower or such Restricted Subsidiary determines in good faith that payment and discharge thereof is in the Borrower’s or such Restricted Subsidiary’s, as applicable, best interest, (b) perform, or make reasonable and customary efforts to cause to be performed, the obligations of the Borrower or any such Restricted Subsidiary required by each and all of the assignments, deeds, leases, subleases, contracts and agreements affecting its interests in its material Oil and Gas Properties evaluated in the Reserve Reports and the First Lien U.S. Reserve Report most recently delivered to the Administrative Agent, (c) do all other things necessary to keep unimpaired, except for Liens permitted by the Loan Documents, its rights with respect to its material Oil and Gas Properties evaluated in the Reserve Reports and the First Lien U.S. Reserve Report most recently delivered to the Administrative Agent and prevent any forfeiture thereof or a default thereunder, (d) keep and maintain all Oil and Gas Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (e) to the extent the Borrower is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.05, except (x) to the extent a portion of such Oil and Gas Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts, (y) for dispositions permitted by this Agreement or (z) when the failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 8.06.    Insurance. The Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as is customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Subject to the Mortgages and the Intercreditor Agreements, the loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans, as applicable, shall be endorsed in favor of the Collateral Agent as its interests in the collateral may appear and such policies shall name each of the Administrative Agent and the Collateral Agent as an “additional insured” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the applicable Agent.
SECTION 8.07.    Books and Records; Inspection Rights. The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender (coordinated through and together with the Administrative Agent), upon reasonable prior notice, to visit and inspect its Oil and Gas Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during the Borrower’s or such Restricted Subsidiary’s normal business hours (and in a manner so as to the extent practicable, not to unreasonably interfere with the normal business operations of the Borrower or such Restricted Subsidiary) not more than one time per fiscal year or, if an Event of Default then exists, as often as reasonably requested. The Lenders shall bear the cost of such inspections and examinations unless an Event of Default then exists, in which event the Borrower shall bear such cost.
SECTION 8.08.    Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary to, comply with all Governmental Requirements applicable to it or its Oil and Gas Properties, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 8.09.    Environmental Matters. (a) Except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, (i) the Borrower shall, and shall cause each Restricted Subsidiary to, comply with all applicable Environmental

Laws, including, without limitation, (x) all licensing, permitting, notification, and similar requirements of Environmental Laws, and (y) all provisions of Environmental Laws regarding storage, discharge, release, transportation, treatment and disposal of Hazardous Materials and (ii) the Borrower shall, and shall cause each Restricted Subsidiary to, promptly pay and discharge when due all claims, liabilities and obligations with respect to any clean-up or remediation measures necessary to comply with applicable Environmental Laws, provided that such payment or discharge shall not be required to the extent that (A) the amount, applicability or validity thereof is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and (B) Borrower or such Restricted Subsidiary, as and to the extent required in accordance with GAAP, shall have set aside on its books reserves (segregated to the extent required by GAAP) deemed by them to be adequate with respect thereto.
(b)    To the extent the Borrower or a Restricted Subsidiary is not the operator of any Property, none of the Borrower and its Restricted Subsidiaries shall be obligated to directly perform any undertakings contemplated by the covenants and agreements contained in this Section 8.09 which are performable only by such operators or are beyond the control of the Borrower and its Restricted Subsidiaries. Notwithstanding the above and except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower shall be obligated to enforce such operators’ contractual obligations to maintain, develop and operate the Oil and Gas Properties subject to such operating agreements, and the Borrower shall, and shall cause its Restricted Subsidiaries to, use commercially reasonable efforts to cause the operator to comply with this Section 8.09.
(c)    To the extent reasonably requested by the Administrative Agent, the Borrower will, and will cause each Restricted Subsidiary to, provide environmental assessment, audit or test reports of any Oil and Gas Properties of the Borrower or any Restricted Subsidiary, provided an Event of Default then exists or the Administrative Agent has a reasonable suspicion that either an Event of Default or a breach of any representation or warranty set forth in Section 7.06 hereof then exists.
(d)    In connection with any acquisition by Borrower or any Restricted Subsidiary of any Oil and Gas Property for consideration of at least $25,000,000, other than an acquisition of additional interests in Oil and Gas Properties in which Borrower or any Subsidiary previously held an interest, to the extent Borrower or such Restricted Subsidiary obtains or is provided with the same, the Borrower shall, promptly following Borrower’s or such Restricted Subsidiary’s obtaining or being provided with the same, deliver to the Administrative Agent such final and non-privileged material environmental reports of such Oil and Gas Properties as are reasonably requested by the Administrative Agent.
SECTION 8.10.    Further Assurances. (a) The Borrower at its sole expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent or the Collateral Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent or the Collateral Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Restricted Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Secured

Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent or the Collateral Agent, in connection therewith.
(b)    The Borrower hereby authorizes each of the Administrative Agent and the Collateral Agent to file one or more financing or continuation statements, and amendments thereto relative to all or any part of the Mortgaged Property without the signature of the Borrower or any Subsidiary Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.
SECTION 8.11.    Reserve Reports. (a) On or before April 1st of each year, the Borrower shall (or, in connection with the Canadian Reserve Report, shall cause QRCI to) furnish to the Administrative Agent a U.S. Reserve Report and a Canadian Reserve Report prepared by one or more Approved Petroleum Engineers (the “Prepared Reserve Reports”) and a First Lien U.S. Reserve Report as of January 1st of such year. On or before October 1st of each year, the Borrower shall (or, in connection with the Canadian Reserve Report, shall cause QRCI to) furnish to the Administrative Agent and the Lenders Agent a U.S. Reserve Report and a Canadian Reserve Report as of July 1st of such year prepared by or under the supervision of a Responsible Officer of the Borrower in accordance with the procedures used in the most recent Prepared Reserve Reports and a First Lien U.S. Reserve Report as of July 1st. It is understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report and First Lien U.S. Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Restricted Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.
(b)    With the delivery of each Reserve Report and First Lien U.S. Reserve Report, the Borrower shall (or, in connection with the Canadian Reserve Report, shall cause QRCI to) provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer of the Borrower or QRCI (which in the case of any First Lien U.S. Reserve Report may be the certificate delivered by the Borrower in respect thereof under the U.S. First Lien Credit Agreement with such certificate being deemed to be addressed to the Administrative Agent), as applicable, certifying that in all material respects: (i) the information contained in such Reserve Report or First Lien U.S. Reserve Report and any other information delivered in connection therewith are true and correct, (ii) subject to Immaterial Title Deficiencies, (x) the Borrower or a Subsidiary Guarantor owns good and defensible title to the Oil and Gas Properties located in the United States evaluated in the applicable U.S. Reserve Report or First Lien U.S. Reserve Report and such Properties are free of all Liens except for Permitted Liens and (y) QRCI or a Canadian Restricted Subsidiary owns good and defensible title to the Oil and Gas Properties located in Canada evaluated in the applicable Canadian Reserve Report and such Properties are free of all Liens except for Permitted Liens, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments (x) in excess of one half bcf of gas in the aggregate with respect to its Oil and Gas Properties located in the United States evaluated in the applicable U.S. Reserve Report or First Lien U.S. Reserve Report which would require the Borrower or any Subsidiary Guarantor to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor and (y) in excess of one half bcf of gas in the aggregate with respect to its Oil and Gas Properties located in Canada evaluated in the applicable Canadian Reserve Report which would require QRCI or any Canadian Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Reports or First Lien U.S. Reserve Report which pertain to the sale of production at a fixed price and have a maturity date of longer than six months from the date of such certificate and (v) a true and complete list of all Oil and Gas Swap Agreements of the Borrower and each Restricted Subsidiary is included, which list contains the material terms thereof (including the type, remaining term, counterparty, mark-to-market value as of the end of the second month immediately preceding the date of such certificate and notional amounts or volumes), any credit support agreements relating thereto, any margin required or supplied under any credit support document, and the counterparty to each such agreement. In addition, such certificate, with respect to the U.S. Reserve Report and Canadian Reserve Report, shall list the pricing assumptions used by the Borrower and/or QRCI in determining the Proved PV-10 Value of the Oil and Gas Properties set forth in the applicable Reserve Report.
SECTION 8.12.    Title Information. (a) On or before the date that is 45 days following the delivery to the Administrative Agent and the Lenders of each First Lien U.S. Reserve Report required by Section 8.11(a), the Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent (it being understood and agreed that at any time that the U.S. First Lien Credit Agreement is in effect and JPMorgan Chase Bank, N.A. is the First Lien Administrative Agent, any such information satisfactory to the First Lien Administrative Agent shall be deemed to be satisfactory to the Administrative Agent unless the Administrative Agent shall have objected thereto within five Business Days of receipt of the final version thereof accepted by the First Lien Administrative Agent) covering enough of the Oil and Gas Properties evaluated by the First Lien U.S. Reserve Report that were not included in such immediately preceding First Lien U.S. Reserve Report, so that the Administrative Agent shall have received together with title information previously made available to the Administrative Agent, satisfactory title information on at least 75% of the total value of the Proved Hydrocarbon Interests evaluated by such First Lien U.S. Reserve Report.
(b)    If the Borrower has provided title information for additional Oil and Gas Properties under Section 8.12(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties (or such longer period as the Administrative Agent may agree in its discretion), either (i) cure any such title defects or exceptions raised by such information (including defects or exceptions as to priority) which are not permitted by Section 9.03, (ii) substitute acceptable Oil and Gas Properties with no title defects or exceptions except for Permitted Liens having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent (it being understood and agreed that at any time that the U.S. First Lien Credit Agreement is in effect and JPMorgan Chase Bank, N.A. is the First Lien Administrative Agent, any such information satisfactory to the First Lien Administrative Agent shall be deemed to be satisfactory to the Administrative Agent unless the Administrative Agent shall have objected thereto within five Business Days of receipt of the final version thereof accepted by the First Lien Administrative Agent) so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 75% of the value of the Proved Hydrocarbon Interests evaluated by the applicable First Lien U.S. Reserve Report. For purposes of this Section 8.12(b), the Administrative Agent must deliver any notice of title defects or exceptions with respect to any Oil and Gas Properties within 60 days following the Administrative Agent’s receipt of title information for such Oil and Gas Properties.
SECTION 8.13.    Additional Collateral; Additional Subsidiary Guarantors; Release of Certain Guarantors/Collateral. (a) The Borrower shall review each most recently delivered First Lien U.S. Reserve Report and the list of current Mortgaged Properties to ascertain whether the Security Instruments create perfected Liens (subject only to Permitted Liens that, in the case of Liens other than Liens securing the First Lien Secured Indebtedness, are also prior to the Liens securing the First Lien Secured Indebtedness) on Oil and Gas Properties representing at least 87.5% of the total value of the Proved Hydrocarbon Interests evaluated in such First Lien U.S. Reserve Report, after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not satisfy the foregoing requirement, then the Borrower shall, and shall cause its Restricted Subsidiaries to, grant, within 30 days of the delivery of the certificate required under Section 8.11(b) (or such longer period as the Administrative Agent may agree in its discretion), to the Collateral Agent as security for the Secured Indebtedness a second-priority Lien (provided that Permitted Liens that, in the case of Liens other than Liens securing the First Lien Secured Indebtedness, are also prior to the Liens securing the First Lien Secured Indebtedness may exist) on additional Oil and Gas Properties evaluated in such First Lien U.S. Reserve Report containing Proved Hydrocarbon Interests not already subject to a Lien of the Security Instruments such that after giving effect thereto, such requirement will be satisfied. All such Liens will be created and perfected by and in accordance with the provisions of Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. Notwithstanding anything to the contrary contained in this Agreement, if any Restricted Subsidiary places a Lien on its Oil and Gas Properties to secure the Secured Indebtedness, and such Restricted Subsidiary is not a Subsidiary Guarantor, then it shall become a Subsidiary Guarantor and comply with Section 8.13(c).
(b)    (i) If the Borrower or any Domestic Subsidiary becomes the owner of a Restricted Subsidiary, then the Borrower shall, or shall cause such Domestic Subsidiary to, promptly, but in any event no later than 30 days after the date of becoming an owner thereof (or such longer period as the Administrative Agent may agree in its discretion), (A) pledge (x) 100% of the Capital Stock of such new Restricted Subsidiary if such Subsidiary is a Domestic

Subsidiary or (y) 65% of the total combined voting power of all classes of Capital Stock and 100% of all non-voting Capital Stock of such new Restricted Subsidiary, if such new Restricted Subsidiary is a Foreign Subsidiary (including, without limitation, but subject to the provisions of the Pledge Agreement and the Intercreditor Agreements, delivery of original stock certificates evidencing the Capital Stock of such new Restricted Subsidiary, together with appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (B) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent or the Collateral Agent.
(c)    The Borrower shall cause the following Persons to guarantee the Secured Indebtedness pursuant to the Guaranty Agreement:
(i)    each Material Restricted Subsidiary;
(ii)    each Domestic Subsidiary that has Guaranteed, or is required (or was as of the Effective Date required) under the terms of any applicable agreement or instrument to Guarantee, any Indebtedness under (i) either of the First Lien Credit Agreements, (ii) any of the Existing Notes, the New Senior Notes or the Second Lien Notes, (iii) solely in the event the First Lien Credit Agreements shall no longer be in effect, any other Material Indebtedness of the Borrower or another Restricted Subsidiary or (iv) any other Indebtedness Incurred to refund, refinance, replace, exchange, renew, repay or extend any of the foregoing (including any Indebtedness referred to in this clause (ii));
(iii)    any Restricted Subsidiary that places a Lien as required by the last sentence of Section 8.13(a) on its Oil and Gas Properties to secure the Secured Indebtedness; and
(iv)    one or more additional Domestic Subsidiaries to the extent necessary to cause (1) the total assets of the Domestic Subsidiaries that are not Subsidiary Guarantors to be less than 15% of the combined assets of the Borrower and its Domestic Subsidiaries and (2) the combined EBITDAX of such Domestic Subsidiaries to be less than 15% of the combined EBITDAX of the Borrower and its Domestic Subsidiaries.
(d)    In connection with any guaranty required by Section 8.13(c), the Borrower shall, or shall cause such Subsidiary or other Person promptly, but in any event no later than 30 days (or such longer period as the Administrative Agent may agree in its discretion) after the event requiring such guaranty, to execute and deliver (i) a supplement to the Guaranty Agreement and (ii) such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent. If at any time any Person is not otherwise required to guarantee the Secured Indebtedness hereunder (whether pursuant to the other provisions of this Section 8.13 or otherwise) or under any other Loan Document, then upon receipt by the Administrative Agent of evidence satisfactory to it that such Person has been fully and finally released from its guarantee obligations in respect of the First Lien Secured Indebtedness, the Existing Notes, the New Senior Notes, the Second Lien Notes and, if applicable, any Material Indebtedness, as the case may be, such Person shall be released from its guarantee obligations with respect to the Secured Indebtedness, and the Administrative Agent

shall, at the sole cost and expense of the Borrower, execute such further documents and do all such further acts so as to reasonably evidence such release. The Liens created by the Security Instruments in any asset of the Borrower or any Restricted Subsidiary that is sold, assigned, farmed-out, conveyed or otherwise transferred in a manner permitted hereby shall automatically be released.
(e)    Without limiting the foregoing requirements of this Section 8.13, the Borrower shall at all times cause all Capital Stock or other Property owned by the Borrower or any Domestic Subsidiary that is subject to any Lien created under the First Lien Security Instruments to secure the First Lien Secured Indebtedness (or that is subject to any Lien created under the security documentation for any Refinancing Indebtedness in respect of the First Lien Secured Indebtedness or any Refinancing Indebtedness thereof) to be subject to valid and perfected Liens securing the Secured Indebtedness, second in priority to the Liens securing the First Lien Secured Indebtedness (or such Refinancing Indebtedness), in each case pursuant to Security Instruments comparable to the corresponding First Lien Security Instruments and reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent; provided, that the priority of the Liens in favor of the Collateral Agent may be subject to Permitted Liens that are also prior to the Liens securing the First Lien Secured Indebtedness or such Refinancing Indebtedness.
SECTION 8.14.    ERISA and Benefit Plan Compliance. The Borrower will promptly furnish to the Administrative Agent immediately upon becoming aware of the occurrence of any ERISA Event or Canadian Pension Plan Termination Event that alone or together with any other ERISA Events or Canadian Pension Plan Termination Events that have occurred, would reasonably be expected to result in liability of Borrower, its Restricted Subsidiaries, or any ERISA Affiliates in an aggregate amount which would reasonably be expected to have a Material Adverse Effect, a written notice signed by a Responsible Officer, specifying the nature thereof, what action the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor, the PBGC or any equivalent agency or authority with jurisdiction over Canadian Pension Plans with respect thereto. With respect to each Pension Plan, the Borrower will, and will cause each Restricted Subsidiary and ERISA Affiliate to, (A) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty that would reasonably be expected to have a Material Adverse Effect and without giving rise to any Lien securing an amount in excess of $50,000,000, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (B) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty that would reasonably be expected to have a Material Adverse Effect, all premiums required pursuant to sections 4006 and 4007 of ERISA. With respect to each Canadian Pension Plan, QRCI will not (i) terminate, or permit any other Canadian Subsidiary to terminate, any Canadian Pension Plan in a manner, or take any other action with respect to any Canadian Pension Plan, which would reasonably be expected to have a Material Adverse Effect, (ii) fail to make, or permit any other Canadian Subsidiary to fail to make, full payment when due of all amounts which, under the provisions of any Canadian Pension Plan, agreement relating thereto or applicable law, any Canadian Subsidiary is required to pay as contributions thereto, except where the failure to make such payments could not reasonably be expected to have a Material Adverse Effect, or (iii) permit to exist, or allow any other Canadian Subsidiary to permit to exist, any Unfunded Current Liability, whether or not waived, with respect to any Canadian Pension Plan in an amount which would reasonably be expected to cause a Material Adverse Effect.
SECTION 8.15.    Unrestricted Subsidiaries. The Borrower:
(a)    will cause the management, business and affairs of each of the Borrower and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and its respective Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from the Borrower and the Restricted Subsidiaries;
(b)    other than as contemplated by the Midstream Joint Venture, will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Indebtedness of any of the Unrestricted Subsidiaries; and
(c)    other than as contemplated by the Midstream Joint Venture, will not permit any Unrestricted Subsidiary to hold any Capital Stock or Indebtedness of the Borrower or any Restricted Subsidiary.
SECTION 8.16.    Section 1031 Exchange. If the Borrower elects to participate in a Section 1031 Exchange with respect to any Oil and Gas Properties, then on or before 180 days following the acquisition by the Section 1031 Counterparty of (a) such Oil and Gas Properties from the Borrower, the Borrower shall receive from the Section 1031 Counterparty (b) Oil and Gas Properties having a substantially equivalent value to the Oil and Gas Properties that the Section 1031 Counterparty acquired from the Borrower, (c) payment in full in cash of the note given by the Section 1031 Counterparty to the Borrower or (d) any combination of Oil and Gas Properties and a partial cash prepayment of such note, such that the Oil and Gas Properties received and such partial cash prepayment have an aggregate value not less than the value of the Oil and Gas Properties that the Section 1031 Counterparty acquired from the Borrower.
SECTION 8.17.    Use of Proceeds. The Borrower will use the proceeds of the Loans (a) to repurchase the Existing 2015 Senior Notes and the Existing 2016 Senior Notes tendered pursuant to the Tender Offer, (b) to pay the Transaction Costs, (c) to fund the Cleanup Calls or to repurchase the Existing 2015 Senior Notes and the Existing 2016 Senior Notes in open market transactions or (d) for general corporate purposes.
SECTION 8.18.    Fiscal Year. The Borrower’s fiscal year shall end on December 31.

ARTICLE IX
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all other amounts payable under the Loan Documents have been paid in full, the Borrower covenants and agrees with the Lenders that:
SECTION 9.01.    Limitation on Indebtedness. (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); except, that the Borrower and any Restricted Subsidiary may Incur Indebtedness if on the date thereof:
(i)     the Consolidated Coverage Ratio for the Borrower and its Restricted Subsidiaries is at least 2.25 to 1.0; and
(ii)    no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of Incurring the Indebtedness or the transactions relating to such Incurrence.
(b)    Section 9.01(a) will not prohibit the Incurrence of the following Indebtedness:
(i)    Indebtedness of the Borrower and its Restricted Subsidiaries Incurred pursuant to (A) a Credit Facility, (B) the Second Lien Notes or (C) any Guarantee of the Second Lien Notes by a Subsidiary Guarantor that has Guaranteed the Secured Indebtedness, in each case that is (1) unsecured or secured only by Liens on the Collateral permitted under Section 9.03 and (2) in an aggregate principal amount for such Indebtedness, taken together with all other such Indebtedness outstanding at the time such Indebtedness is Incurred, not to exceed the greater of (x) $1,200,000,000 and (y) 30% of Adjusted Consolidated Net Tangible Assets, in each case determined as of the date of the Incurrence of such Indebtedness (it being agreed that notwithstanding Sections 9.01(b)(iv) and 9.01(d) below, all Indebtedness Incurred under the First Lien Credit Agreements, the Loans made under this Agreement on the Effective Date, all Incremental Loans, Amended Loans and Refinancing Loans, the Second Lien Notes and the Guarantees thereof and, in each case, all Refinancing Indebtedness in respect thereof (other than unsecured Indebtedness) will at all times be deemed for all purposes to have been Incurred under this Section 9.01(b)(i));
(ii)    Guarantees of Indebtedness Incurred in accordance with the provisions of this Agreement; provided that if the Indebtedness that is being Guaranteed is Guaranteed by a Subsidiary Guarantor and is (i) Senior Indebtedness or Guarantor Senior Indebtedness, then the related Guarantee shall rank equally in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor or (ii) a Subordinated Obligation or a Subsidiary Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor;

(iii)    Indebtedness of the Borrower owing to and held by any Wholly-Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Borrower or any Wholly-Owned Subsidiary; provided that:
(A)    if the Borrower is the obligor on the Indebtedness, the Indebtedness is subordinated in right of payment to all obligations with respect to the Secured Indebtedness;
(B)    if a Subsidiary Guarantor is the obligor on the Indebtedness and the Borrower or a Subsidiary Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of that Subsidiary Guarantor; and
(C)    any subsequent issuance or transfer of Capital Stock, sale or other transfer of any such Indebtedness or other event that results in any such Indebtedness being held by a Person other than the Borrower or a Wholly-Owned Subsidiary of the Borrower shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Borrower or such Subsidiary, as the case may be, as of the date such Indebtedness first became held by such Person;
(iv)    Indebtedness represented by (A) any Indebtedness (other than the Indebtedness described in clauses (i), (ii), (iii), (vi), (viii) and (ix) of this Section 9.01(b)) outstanding on the date of this Agreement (including the Existing Notes and any New Senior Notes issued on or prior to the date of this Agreement) and (B) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iv) or clause (v) of this Section 9.01(b) or Incurred pursuant to Section 9.01(a); provided that if the Existing 2015 Senior Notes or the Existing 2016 Senior Notes are refinanced, in whole or in part, with Indebtedness in the form of debt securities not secured by Liens, notwithstanding anything to the contrary herein, such debt securities will have a Stated Maturity at least 91 days later than the Final Maturity Date;
(v)    Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Borrower (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary was acquired by the Borrower or (B) otherwise in connection with, or in contemplation of, such acquisition); provided that, at the time such Restricted Subsidiary is acquired by the Borrower, the Borrower would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 9.01(a) after giving effect to the Incurrence of such Indebtedness;
(vi)    Indebtedness under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or Commodity Agreements are related to business transactions of the Borrower or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of Currency Agreements, Commodity

Agreements and Interest Rate Agreements, such Currency Agreements, Commodity Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of the Borrower or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Borrower);
(vii)    the Incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Borrower or the Restricted Subsidiary, in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;
(viii)    Indebtedness Incurred in respect of workers’ compensation claims, self-insurance obligations, bid, reimbursement, performance, surety, appeal and similar bonds, completion guarantees provided by the Borrower or a Restricted Subsidiary in the ordinary course of business, or required by regulatory authorities in connection with the conduct by the Borrower and its Restricted Subsidiaries of their businesses, including supporting Guarantees and letters of credit (in each case other than for an obligation for money borrowed);
(ix)    Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of the Borrower or a Restricted Subsidiary;
(x)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of the Incurrence; and
(xi)    in addition to the items referred to in clauses (i) through (x) of this Section 9.01(b), Indebtedness of the Borrower and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (xi) and then outstanding, will not exceed $40,000,000 at any time outstanding.
(c)    The Borrower will not after the Effective Date Incur any Indebtedness under Section 9.01(b) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Borrower unless such Indebtedness will be subordinated to the Secured Indebtedness to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor may after the Effective Date Incur any Indebtedness under Section 9.01(b) if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations. Notwithstanding the foregoing, the subordination requirements of this Section 9.01(c) shall not apply to any Indebtedness Incurred by the Borrower or any Subsidiary Guarantor under Section 9.01(b) if the net proceeds thereof are used, directly or indirectly, to refinance the Existing Subordinate Notes; provided that such Indebtedness will have a Stated Maturity at least 91 days later than the Final Maturity Date.
(d)    For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 9.01:
(i)    Indebtedness permitted by this Section 9.01 need not be permitted solely by one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 9.01 permitting such Indebtedness;
(ii)    in the event that Indebtedness meets the criteria of more than one of the provisions permitting the Incurrence of Indebtedness described in paragraphs (a) and (b) above, the Borrower, in its sole discretion, may classify (or subsequently reclassify) such item of Indebtedness as being permitted by one or more such provisions;
(iii)    all Indebtedness outstanding on the date of this Agreement under the First Lien Credit Agreements shall be deemed initially Incurred on the date of this Agreement under Section 9.01(b)(i) and not Section 9.01(a) or Section 9.01(b)(iv);
(iv)     Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;
(v)    if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to Section 9.01(b)(i) or (ii) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;
(vi)    no item of Indebtedness will be given effect more than once in any calculation contemplated by this Section 9.01 and no individual item or related items of Indebtedness will be given effect at an aggregate amount in excess of the aggregate amount required to satisfy and discharge the principal amount of such item or related items of Indebtedness;
(vii) the principal amount of any Disqualified Stock of the Borrower or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof; and

(viii) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.
(e)    Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 9.01. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
(f)    In addition, the Borrower will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Indebtedness. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 9.01, the Borrower shall be in Default of this Section 9.01).
(g)    For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date the Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 9.01, the maximum amount of Indebtedness that the Borrower may Incur pursuant to this Section 9.01 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
SECTION 9.02.    Limitation on Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:
(a)    pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in respect of its Capital Stock in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) except:

(i)    dividends or distributions payable in Capital Stock of the Borrower (other than Disqualified Stock) or in options, warrants or other rights to purchase Capital Stock of the Borrower; and
(ii)    dividends or distributions payable to the Borrower or a Restricted Subsidiary (and if the Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis);
(b)    purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Borrower or any direct or indirect parent of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary (other than in exchange for Capital Stock of the Borrower or any direct or indirect parent of the Borrower (other than Disqualified Stock));
(c)    purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations, Guarantor Subordinated Obligations, Existing 2019 Senior Notes, New Senior Notes or any Refinancing Indebtedness thereof or other unsecured notes or Indebtedness for borrowed money Incurred after the Effective Date (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of (i) such Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement, and (ii) Existing Subordinate Notes using the proceeds of New Senior Notes issued after the Effective Date); or
(d)    make any Restricted Investment in any Person;
(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (a) through (d) of this paragraph being referred to herein as a “Restricted Payment”), if at the time the Borrower or such Restricted Subsidiary makes such Restricted Payment:
(i)    a Default shall have occurred and be continuing (or would result therefrom); or
(ii)    the Borrower is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 9.01(a) after giving effect, on a pro forma basis, to the Restricted Payment; or
(iii)    the aggregate amount of the Restricted Payment and all other Restricted Payments made subsequent to the Effective Date would exceed the sum of:
(A)    50% of Consolidated Net Income for the period (treated as one accounting period) from July 1, 2013, to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(B)    100% of the aggregate Net Cash Proceeds received by the Borrower from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Effective Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Borrower or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination);
(C)    the amount by which Indebtedness of the Borrower or its Restricted Subsidiaries is reduced on the Borrower’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Borrower) subsequent to the Effective Date of any Indebtedness of the Borrower or its Restricted Subsidiaries convertible into or exchangeable for Capital Stock (other than Disqualified Stock) of the Borrower (less the amount of any cash, or the fair market value of any other property, distributed by the Borrower upon such conversion or exchange); and
(D)    the amount equal to payments received by the Borrower or any Restricted Subsidiary in respect of, or the net reduction in, Restricted Investments made by the Borrower or any of its Restricted Subsidiaries in any Person resulting from:
(1)    repurchases or redemptions of such Restricted Investments by the Persons in which such Restricted Investments are made, proceeds realized upon the sale of such Restricted Investments to unaffiliated purchasers or payments in respect of such Restricted Investments, whether through interest payments, principal payments, dividends, distributions or otherwise, by such Persons to the Borrower or any Restricted Subsidiary; or
(2)    the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary;
which amount in each case under clause (D) was included in the calculation of the amount of Restricted Payments; provided that no amount will be included under clause (D) to the extent it is already included in Consolidated Net Income.
The foregoing provisions will not prohibit:
(a)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations or Guarantor

Subordinated Obligations or Existing 2019 Senior Notes, New Senior Notes or any Refinancing Indebtedness thereof or other unsecured notes or Indebtedness for borrowed money Incurred after the Effective Date made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided that (i) such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments and (ii) the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (iii)(B) above;
(b)     any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations or Existing 2019 Senior Notes, New Senior Notes or any Refinancing Indebtedness thereof or other unsecured notes or Indebtedness for borrowed money Incurred after the Effective Date made by exchange for, or out of the proceeds of (1) in the case of Existing Subordinate Notes, the sale of New Senior Notes, (2) in the case of Subordinated Obligations or Guarantor Subordinated Obligations, the substantially concurrent sale of, Subordinated Obligations or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations or (3) in the case of the Existing 2019 Senior Notes, New Senior Notes or any Refinancing Indebtedness thereof or other unsecured notes or Indebtedness for borrowed money Incurred after the Effective Date, the substantially concurrent sale of, unsecured Indebtedness that, in each case, is permitted to be Incurred under Section 9.01 and that in each case constitutes Refinancing Indebtedness; provided that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;
(c)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Borrower or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Borrower or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred under Section 9.01 and that in each case constitutes Refinancing Indebtedness; provided that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;
(d)    dividends paid within 60 days after the date of declaration if at such date of declaration such dividends would have complied with this Section 9.02; provided that such dividends will be included in subsequent calculations of the amount of Restricted Payments;
(e)    so long as no Default or Event of Default has occurred and is continuing,
(i)    the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Borrower or any Restricted Subsidiary or any

direct or indirect parent of the Borrower held by any existing or former employees or directors of the Borrower or any Subsidiary of the Borrower or their assigns, estates or heirs, in each case in accordance with the terms of employee stock option or stock purchase agreements or other agreements to compensate employees or directors; provided that such purchases, redemptions, acquisitions, cancellations or retirements pursuant to this clause will not exceed $2,000,000 in the aggregate during any calendar year; provided further, however, that the amount of any such purchases, redemptions, acquisitions, cancellations or retirements will be included in subsequent calculations of the amount of Restricted Payments; and
(ii)    loans or advances to employees or directors of the Borrower or any Subsidiary of the Borrower the proceeds of which are used to purchase Capital Stock of the Borrower, in an aggregate amount not in excess of $2,000,000 at any one time outstanding; provided that the amount of such loans and advances will be included in subsequent calculations of the amount of Restricted Payments;
(f)    so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower issued in accordance with the terms of this Agreement to the extent such dividends are included in the definition of “Consolidated Interest Expense;” provided that the payment of such dividends will be excluded in subsequent calculations of the amount of Restricted Payments;
(g)    repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;
(h)    the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation or any Existing 2019 Senior Notes, New Senior Notes or any Refinancing Indebtedness thereof or other unsecured notes or Indebtedness for borrowed money Incurred after the Effective Date at a purchase price not greater than (i) 101% of the principal amount of such Indebtedness in the event of a Change of Control in accordance with provisions similar to Section 9.12 or (ii) 100% of the principal amount thereof in accordance with provisions similar to Section 9.06; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Borrower has made the Change of Control Offer or Asset Disposition Offer, as applicable, as required with respect to the Loans and has completed the prepayment of all Loans held by Lenders electing to be prepaid in connection with such Change of Control Offer or Asset Disposition Offer; provided that such repurchases, redemptions, defeasances or other acquisitions or retirements will be excluded from subsequent calculations of the amount of Restricted Payments;
(i)    any redemption of share purchase rights at a redemption price not to exceed $0.01 per right; provided that such redemption will be included in subsequent calculations of the amount of Restricted Payments;

(j)    the payment of cash in lieu of fractional shares of Capital Stock in connection with any transaction otherwise permitted under this Agreement; provided that such payment will be included in subsequent calculations of the amount of Restricted Payments;
(k)    payments to dissenting stockholders not to exceed $5,000,000 (x) pursuant to applicable law or (y) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by this Agreement; provided that such payments will be included in subsequent calculations of the amount of Restricted Payments;
(l)    Restricted Payments in an amount not to exceed $25,000,000; provided that the amount of the Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments; and
(m)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of the Existing Subordinate Notes made in exchange for, or out of the net proceeds of New Senior Notes issued after the Effective Date; provided that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments.
The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Borrower acting in good faith, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Borrower to exceed $25,000,000.
SECTION 9.03.    Limitation on Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the date of this Agreement or acquired thereafter, which Lien secures any Indebtedness. Notwithstanding any other provision hereof, the Borrower will not Incur or permit its Restricted Subsidiaries to Incur any Indebtedness under the First Lien Credit Agreements or other Indebtedness secured by Prior Liens if, after giving effect to such Incurrence, the aggregate outstanding amount or, in the case of letters of credit, the amount available to be drawn thereunder, of all Indebtedness under the First Lien Credit Agreements constituting principal and undrawn letters of credit and all other Indebtedness constituting principal and undrawn letters of credit secured by Prior Liens (in each case, excluding any Hedging Obligations and obligations in respect of treasury management services that do not constitute Indebtedness) would exceed the greater of (a) $450,000,000 and (b) an amount equal to 27.5% of the Proved PV-10 Value at the time of such Incurrence.

SECTION 9.04.    Limitation on Sale/Leaseback Transactions. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:
(a)    the Borrower or such Restricted Subsidiary would be entitled to (i) Incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction pursuant to Section 9.01 and (ii) create a Lien on such property securing such Attributable Indebtedness pursuant to Section 9.03;
(b)    the net proceeds received by the Borrower or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such property; and
(c)    to the extent the Sale/Leaseback Transaction involves an Asset Disposition, the Borrower applies the proceeds of such transaction in compliance with Section 9.06.
SECTION 9.05.    Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:
(a)    pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Borrower or any Restricted Subsidiary (the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock and any subordination of any such Indebtedness or other obligations being deemed not to constitute such encumbrances or restrictions);
(b)    make any loans or advances to the Borrower or any Restricted Subsidiary (the subordination of loans or advances made to the Borrower or any Restricted Subsidiary to other Indebtedness Incurred by the Borrower or any Restricted Subsidiary being deemed not to constitute such an encumbrance or restriction); or
(c)    transfer any of its property or assets to the Borrower or any Restricted Subsidiary.
The preceding provisions will not prohibit:
(i)    any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of this Agreement, including, without limitation, the First Lien Credit Agreements, the indenture governing the Second Lien Notes and the supplemental indentures governing the Existing Notes and the New Senior Notes in effect on such date;
(ii)    any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which the Restricted Subsidiary was acquired by the Borrower (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Borrower or in contemplation of the transaction or transactions) and outstanding on such date; provided that any such encumbrance or restriction shall not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property so acquired;
(iii)    any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii), including successive refundings, replacements or refinancings; provided that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect to the Lenders than the encumbrances and restrictions contained in such agreements referred to in clauses (i) or (ii) of this paragraph on the date of this Agreement or the date such Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable;
(iv)    in the case of clause (c) of the first paragraph of this Section 9.05, any encumbrance or restriction:
(A)    that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;
(B)    contained in mortgages, pledges or other security agreements permitted under this Agreement securing Indebtedness of the Borrower or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or
(C)    pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary;
(v)    (A) purchase money obligations for property acquired in the ordinary course of business and (B) Capital Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions of the nature described in clause (c) of the first paragraph of this Section 9.05 on the property so acquired;
(vi) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(vii) customary encumbrances or restrictions imposed pursuant to any agreement referred to in the definition of “Permitted Business Investment;”
(viii) net worth provisions in leases and other agreements entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business; and
(ix) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order.
SECTION 9.06.    Limitation on Sales of Assets and Subsidiary Stock. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:
(a)    the Borrower or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Disposition at least equal to the fair market value of the assets subject to the Asset Disposition (determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by senior management of the Borrower or, if the consideration with respect to such Asset Disposition exceeds $10,000,000, the Board of Directors of the Borrower (including as to the value of all non-cash consideration); and
(b)    at least 75% of the consideration from the Asset Disposition received by the Borrower or the Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.
The Borrower or such Restricted Subsidiary, as the case may be, may elect to apply all or any portion of the Net Available Cash from such Asset Disposition either:
(i)    to prepay, repay, purchase, repurchase, redeem, defease or otherwise acquire or retire Loans under this Agreement, Second Lien Notes, loans under the First Lien Credit Agreements, Existing 2015 Senior Notes, Existing 2016 Senior Notes or Existing Subordinate Notes within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided that, in connection with any prepayment, repayment, purchase, repurchase, redemption, defeasance, or acquisition of Indebtedness pursuant to this clause (c), the Borrower or such Restricted Subsidiary will retire such Indebtedness and, in the case of revolving Indebtedness, will cause the related commitment (if any) to be permanently reduced by an amount equal to the principal amount so retired; or
(ii)    to invest in Additional Assets within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;
provided that, pending the final application of any such Net Available Cash in accordance with clauses (c) or (d) above, the Borrower and its Restricted Subsidiaries may temporarily reduce Senior Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Agreement.

Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $20,000,000, the Borrower must make an offer (an “Asset Disposition Offer”) to all Lenders and, to the extent required by the terms of the applicable governing documents of any Indebtedness secured by a Prior Lien or by any other Pari Passu Debt (collectively, the “Subject Debt”), to all holders of such Subject Debt, to prepay or purchase the maximum principal amount of Loans and such Subject Debt to which the Asset Disposition Offer applies that may be prepaid or purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Loans and such Subject Debt plus accrued and unpaid interest to the date of purchase, in accordance with the procedures established by the Administrative Agent for the Loans or set forth in the Indenture or the agreements governing such Subject Debt, as applicable; provided, that any such Asset Disposition Offer may be deferred if (but only for so long as) the Borrower reasonably anticipates that no prepayment of Loans and Subject Debt pursuant thereto would be permitted on the Asset Disposition Purchase Date (as defined below) under the US First Lien Credit Agreement (and the Borrower agrees that during the period of any such deferral, the aggregate amount of cash and Cash Equivalents held by the Borrower and its Subsidiaries shall not exceed $25,000,000). To the extent that the aggregate amount of Loans and Subject Debt so validly offered for prepayment or tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Borrower may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in this Agreement. If the aggregate principal amount of Loans offered for prepayment or surrendered by Lenders and other Subject Debt surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Administrative Agent shall select the Loans and Subject Debt to be prepaid or purchased pro rata on the basis of the aggregate principal amount of tendered Loans and Subject Debt. Upon completion of the Asset Disposition Offer, the amount of Excess Proceeds will be reset at zero. For the avoidance of doubt, in the event any Subject Debt requires a prepayment of Indebtedness rather than an offer to prepay or repurchase Indebtedness, the foregoing references to offers shall be deemed to refer to prepayments made in accordance with the terms of such Subject Debt; if the provisions of any other Subject Debt provide for a longer period for an offer to remain open or for payment to be made than is provided hereunder (the “Later Debt”), then (1) the portion of the Excess Proceeds that would be paid to holders of the Later Debt if all such holders accepted the offer shall be set aside (the “Later Debt Proceeds”), (2) the Asset Disposition Offer shall be conducted with respect to the remainder of such Excess Proceeds as provided herein and (3) following the conclusion of the offer and prepayment process for the Later Debt, any Later Debt Proceeds not applied to prepay or purchase Later Debt shall be applied to prepay or purchase the Loans or other Subject Debt of the holders thereof that accepted the Asset Disposition Offer or an applicable offer for Later Debt in the amounts that would have been paid to them had all the offers and prepayments been completed at the same time with the same acceptances and rejections being made by all applicable holders of Subject Debt.
The Asset Disposition Offer must remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Borrower will prepay the principal amount of Loans and purchase or prepay the principal amount of Subject Debt required to be purchased or prepaid pursuant to the Asset Disposition Offer (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Loans and Subject Debt validly tendered in response to the Asset Disposition Offer; provided, that such purchase may be deferred if and for so long as the prepayment of Loans and Subject Debt would be prohibited under the US First Lien Credit Agreement (and the Borrower agrees that during the period of any such deferral, the aggregate amount of cash and Cash Equivalents held by the Borrower and its Subsidiaries shall not exceed $25,000,000).
Each prepayment of Borrowings pursuant to this Section 9.06 shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.
On or before the Asset Disposition Purchase Date, the Borrower must, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Loans and Subject Debt or portions of Loans and Subject Debt so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Loans and Subject Debt so validly tendered and not properly withdrawn. The Borrower shall make each prepayment under this Section 9.06 in accordance with Section 4.01 and shall in addition take any and all other actions required by the agreements governing any Subject Debt that is being prepaid. The Borrower will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.
For the purposes of this Section 9.06, the following will be deemed to be cash:
(i)    the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Borrower or Indebtedness of a Wholly-Owned Subsidiary (other than Guarantor Subordinated Obligations or Disqualified Stock of any Wholly-Owned Subsidiary that is a Subsidiary Guarantor) and the release of the Borrower or the Restricted Subsidiary from all liability on such Indebtedness in connection with the Asset Disposition; and
(ii)    securities, notes or other obligations received by the Borrower or any Restricted Subsidiary from the transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 60 days after consummation of the Asset Disposition.
The Borrower will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:
(i)    at the time of entering into the Asset Swap and immediately after giving effect to the Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii)    in the event the Asset Swap involves the transfer by the Borrower or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Borrower in good faith, in excess of $10,000,000, the terms of the Asset Swap have been approved by a majority of the members of the Board of Directors of the Borrower; and
(iii)    in the event the Asset Swap involves the transfer by the Borrower or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Borrower in good faith, in excess of $25,000,000, the Borrower has received a written opinion from an independent investment banking firm of nationally recognized standing that the Asset Swap is fair to the Borrower or the Restricted Subsidiary, as the case may be, from a financial point of view.
SECTION 9.07.    Limitation on Affiliate Transactions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (an “Affiliate Transaction”) unless:
(a)    the terms of the Affiliate Transaction are not materially less favorable to the Borrower or the Restricted Subsidiary, as the case may be, than those that might reasonably have been obtained in a comparable transaction at the time of such transaction on an arm’s-length basis from a Person that is not an Affiliate of the Borrower;
(b)    in the event the Affiliate Transaction involves an aggregate consideration in excess of $10,000,000, the terms of the transaction have been approved by a majority of the members of the Board of Directors of the Borrower having no personal stake in the transaction, if any (and such majority determines that the Affiliate Transaction satisfies the criteria in clause (a) above); and
(c)    in the event the Affiliate Transaction involves an aggregate consideration in excess of $25,000,000, the Borrower has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing to the effect that the terms of the Affiliate Transaction are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at the time of such transaction on an arm’s-length basis from a Person that is not an Affiliate of the Borrower.
The preceding paragraph will not apply to:
(a)     any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to Section 9.02;
(b)    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Borrower, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee plans and/or insurance and indemnification arrangements provided to or for the benefit of employees and directors approved by the Board of Directors of the Borrower;
(c)    loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, but in any event not to exceed $2,500,000 in the aggregate outstanding at any one time with respect to all loans or advances made since the date of this Agreement;
(d)    any transaction between the Borrower and a Restricted Subsidiary or between Restricted Subsidiaries and Guarantees issued by the Borrower or a Restricted Subsidiary for the benefit of the Borrower or a Restricted Subsidiary, as the case may be, in accordance with Section 9.01;
(e)    the performance of obligations of the Borrower or any of its Restricted Subsidiaries under the terms of any agreement to which the Borrower or any of its Restricted Subsidiaries is a party as of or on the date of this Agreement, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided that any future amendment, modification, supplement, extension or renewal entered into after the date of this Agreement will be so excluded only if its terms are not more disadvantageous to the Lenders than the terms of the agreements in effect on the date of this Agreement; or
(f)    any transaction with any Affiliate as contemplated by the Midstream Joint Venture (including the ongoing transactions contemplated thereunder).
SECTION 9.08.    Limitation on Sale of Capital Stock of Restricted Subsidiaries. The Borrower will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary or issue any of the Capital Stock of a Restricted Subsidiary (other than, if necessary, shares of its Voting Stock constituting directors’ qualifying shares) to any Person except:
(a)    to the Borrower or a Wholly-Owned Subsidiary; or
(b)    in compliance with Section 9.06 and if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary.
Notwithstanding the preceding paragraph, the Borrower or any Restricted Subsidiary may sell all of the Capital Stock of a Restricted Subsidiary as long as the Borrower complies with the terms of Section 9.06.
SECTION 9.09.    Merger and Consolidation. The Borrower will not consolidate with or merge with or into any other Person, or transfer all or substantially all its properties and assets to another Person, unless:
(a)    the Borrower is the continuing or surviving Person in the consolidation or merger; or

(b)    the Person (if other than the Borrower) formed by the consolidation or into which the Borrower is merged or to which all or substantially all of the Borrower’s properties and assets are transferred is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized and validly existing under the laws of the United States, any state thereof or the District of Columbia, and expressly assumes, by a supplement to this Agreement, all of the Borrower’s obligations under the Notes and this Agreement; and
(c)    immediately after the transaction and the Incurrence or anticipated Incurrence of any Indebtedness to be Incurred in connection therewith, no Event of Default exists; and
(d)    immediately after giving effect to such transaction, the continuing or surviving Person would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 9.01(a); and
(e)    each Subsidiary Guarantor shall have by supplement to the Guaranty Agreement confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations (if other than the Borrower) in respect of this Agreement and the Notes and shall continue to be in effect; and
(f)    a certificate of a Responsible Officer is delivered to the Administrative Agent to the effect that the conditions set forth above have been satisfied and an opinion of counsel reasonably acceptable to the Administrative Agent has been delivered to the Administrative Agent to the effect that the conditions set forth above have been satisfied.
For purposes of the first paragraph of this Section 9.09, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Borrower, which properties and assets, if held by the Borrower instead of its Subsidiaries, would constitute all or substantially all of the properties and assets of the Borrower on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower.
Notwithstanding clauses (c) and (d) above and clause (a)(ii) below, (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower or another Restricted Subsidiary and (y) the Borrower may merge with an Affiliate incorporated solely for the purpose of reincorporating the Borrower in another jurisdiction; provided that, in the case of a Restricted Subsidiary that merges into the Borrower, the Borrower will not be required to comply with clause (e) above.
The Borrower will not permit any Subsidiary Guarantor to consolidate with or merge with or into any Person (other than another Subsidiary Guarantor) and will not permit the conveyance, transfer or lease of substantially all of the assets of any Subsidiary Guarantor (other than to another Subsidiary Guarantor) unless:
(a)    (i) the Person formed by the consolidation or into which the Subsidiary Guarantor merged or to which all or substantially all of the Subsidiary Guarantor’s properties and assets are transferred is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized and validly existing under the laws of the United States, any state thereof, or the District of Columbia and such Person (if not such Subsidiary Guarantor) will expressly assume, by supplement to the Guaranty Agreement, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee; (ii) immediately after the transaction and the Incurrence or anticipated Incurrence of any Indebtedness to be Incurred in connection therewith, no Event of Default exists; and (iii) the Borrower will deliver to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel reasonably acceptable to the Administrative Agent, each to the effect that the conditions set forth above have been satisfied; or
(b)    the transaction is made in compliance with Section 9.06.
SECTION 9.10.    Limitation on Lines of Business. The Borrower will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business.
SECTION 9.11.    Payments for Consent. Neither the Borrower nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the Notes unless such consideration is offered to be paid or is paid to all Lenders that consent, waive or agree to amend in the time frame set forth in the documents relating to such consent, waiver or amendment.
SECTION 9.12.    Offer to Repurchase Upon Change of Control.
(a)    If a Change of Control occurs, the Borrower will be required to offer to prepay, at the election of each Lender, all or any part of the Loans held by such Lender plus accrued and unpaid interest, if any, to the date of prepayment, together with a premium equal to 1% of the principal amount of the Loans such Lender elects to have prepaid.
(b)    Within 30 days following any Change of Control, unless the Borrower has previously prepaid all the Loans, the Borrower will, pursuant to procedures established by the Administrative Agent, make an offer to each Lender (the “Change of Control Offer”) to prepay Loans on a date specified by the Borrower (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”).
(c)    On the Change of Control Payment Date, the Borrower will prepay the Loans offered for prepayment by the Lenders. Each prepayment of Borrowings pursuant to this Section 9.12 shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.
(d)    A Change of Control Offer may be made in advance of a Change of Control, conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.
SECTION 9.13.    Negative Pledge Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any contract,

agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Oil and Gas Properties or its equity interests in Restricted Subsidiaries in favor of the Administrative Agent, the Collateral Agent and the Secured Parties, or which requires the consent of or notice to other Persons in connection therewith; provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (a) this Agreement, the Security Instruments, the First Lien Credit Agreements or the First Lien Security Instruments, (b) Indebtedness permitted by Section 9.01 secured by Liens permitted by Section 9.03 (but only to the extent related to the Property on which such Liens were created), or any contract, agreement or understanding creating Liens permitted by Section 9.03 (but only to the extent related to the Property on which such Liens were created), (c) any leases or licenses or similar contracts as they affect any Oil and Gas Property or Lien subject to a lease or license or (d) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the equity or Oil and Gas Property of such Restricted Subsidiary (or the Oil and Gas Property that is subject to such restriction) pending the closing of such sale or disposition.
ARTICLE X
Events of Default; Remedies
SECTION 10.01.    Events of Default. Any of the following events shall constitute an “Event of Default”:
(a)    failure to pay principal of or premium, if any, on any Loan when due;
(b)    failure to pay any interest on any Loan when due, which failure continues for 30 calendar days;
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to the provisions hereof or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (or, to the extent that any such representation and warranty is qualified by materiality, any such representation and warranty (as so qualified) shall proved to have been incorrect in any respect when made or deemed made);
(d)    failure by the Borrower or any Restricted Subsidiary to comply with its obligations under Section 8.02, Section 8.03 (as to the existence of the Borrower or such Restricted Subsidiary only), Section 8.13 or 9.09, or to make an Change of Control Offer, Asset Disposition Offer or prepayment pursuant thereto when required to do so by the terms hereof;
(e)    failure by the Borrower to comply with any of its obligations under Article IX (other than a failure to comply with Section 9.09 which is covered by clause (d) above, or with any requirement of Section 9.06 or 9.12 that is covered by clause (d) above), which failure or breach continues for 30 calendar days after there has been given, by registered or certified mail, to the Borrower by the Administrative Agent or to the Borrower and the Administrative Agent by Lenders holding at least 25% in principal amount of the outstanding Loans a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under this Agreement;
(f)    failure to perform, or breach of, any other covenant of the Borrower in this Agreement or any other Loan Document, which failure or breach continues for 60 calendar days after there has been given, by registered or certified mail, to the Borrower by the Administrative Agent or to the Borrower and the Administrative Agent by Lenders holding at least 25% in principal amount of the outstanding Loans a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under this Agreement;
(g)     any nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other Indebtedness of the Borrower or a Significant Subsidiary, the unpaid principal amount of which is not less than $15,000,000, which default results in the acceleration of the maturity of the Indebtedness prior to its Stated Maturity or occurs at the final maturity thereof;
(h)     the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Borrower or a Significant Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law or (ii) a decree or order adjudging the Borrower or a Significant Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of the Borrower or a Significant Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of the Borrower (or a Significant Subsidiary) or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive calendar days;
(i)    the commencement by the Borrower or a Significant Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Borrower or a Significant Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief with respect to the Borrower or a Significant Subsidiary under any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of the Borrower (or a Significant Subsidiary) or of any substantial part of its property pursuant to any such law, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Borrower or a Significant Subsidiary in furtherance of any such action;
(j)    failure by the Borrower or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrower and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $15,000,000 (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 calendar days; or
(k)    any of the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Subsidiary Guarantor party thereto or shall be repudiated by any of them in writing, or any of the Security Instruments with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $25,000,000 shall cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Restricted Subsidiary or any of their Affiliates shall so state in writing.
SECTION 10.02.    Remedies. (a) In the case of an Event of Default other than one described in Section 10.01(h) or Section 10.01(i), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees, premium and other obligations of the Borrower and the Subsidiary Guarantors accrued hereunder and under the Notes and the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Subsidiary Guarantor; and in case of an Event of Default described in Section 10.01(h) or Section 10.01(i), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Subsidiary Guarantors accrued hereunder and under the Notes and the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Subsidiary Guarantor.
(b)    In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)    All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of any Loans and Notes, whether by acceleration or otherwise, shall be applied:
(i)    first, pro rata to payment or reimbursement of that portion of the Secured Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent, Arrangers and other Agents, each in their capacity as such;
(ii)    second, pro rata to payment or reimbursement of that portion of the Secured Indebtedness constituting fees, premium, expenses and indemnities payable to the Lenders;
(iii)    third, pro rata to payment of accrued interest on the Loans;
(iv)    fourth, to payment of principal outstanding on the Loans;
(v)    fifth, pro rata to any other Secured Indebtedness; and
(vi)    sixth, any excess, after all of the Secured Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.
ARTICLE XI
The Agents
SECTION 11.01.    Appointment; Powers. Each of the Lenders hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent as its agent and authorizes each of them to take such actions on its behalf and to exercise such powers as are delegated to it by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.
SECTION 11.02.    Duties and Obligations of Agents. The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to an Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, each Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by any bank serving as an Agent or any of its Affiliates in any capacity. No Agent shall be deemed to have any knowledge of any Default unless and until written notice thereof is received by such Agent from the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or those conditions precedent expressly required to be to such Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article 6, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.
SECTION 11.03.    Action by an Agent. No Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Majority Lenders or the Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases an Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), or, in the case of the Collateral Agent, instructions from the Administrative Agent, specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by an Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then an Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders (or, in the case of the Collateral Agent, as directed by the Administrative Agent) in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until an Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall an Agent be required to take any action which exposes such Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, neither the Syndication Agent nor the Co-Documentation Agents shall have any obligation to perform any act in respect thereof. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the

Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise no Agent shall be liable for any action taken or not taken by it in its capacity as an Agent hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith including its own ordinary negligence, except for its own gross negligence or willful misconduct.
SECTION 11.04.    Reliance by the Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower and the Lenders hereby waives the right to dispute such Agent’s record of such statement, except in the case of gross negligence or willful misconduct by such Agent. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.
SECTION 11.05.    Subagents. Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each of the Administrative Agent and the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article 11 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
SECTION 11.06.    Resignation of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in the United States, or an Affiliate of any such bank. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Majority Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Majority Lenders appoint a successor Agent. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this ARTICLE 11 and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.
SECTION 11.07.    Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.
SECTION 11.08.    No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or Arranger, Bookrunner or Co-Manager shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Cravath, Swaine & Moore LLP is acting in this transaction as special counsel to the Administrative Agent only. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.
SECTION 11.09.    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, directly or through the Collateral Agent:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Section 12.03) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and the Collateral Agent and their agents and counsel, and any other amounts due the Agents under Section 12.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Indebtedness or the rights of any Lender or to authorize the Administrative Agent or the Collateral Agent to vote in respect of the claim of any Lender in any such proceeding.
SECTION 11.10.    Authority Of Administrative Agent and Collateral Agent To Release Collateral And Liens. Each Lender hereby, or by agreeing to be bound to the Intercreditor Agreements, authorizes each of the Administrative Agent and the Collateral Agent to release or subordinate any Oil and Gas Property (other than, in the case of any such subordination (other than any subordination thereof set forth in the First Lien Intercreditor Agreement), any Oil and Gas Property of the type described in clauses (a), (b), (c), (e) and (f) of the definition thereof) or other Collateral that is permitted to be sold, Reclassified or released or be subject to a Lien pursuant to the terms of the Loan Documents. Each Lender hereby, or by agreeing to be bound to the Intercreditor Agreements, authorizes each of the Administrative Agent and the Collateral Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale, Reclassification or other disposition of Oil or Gas Property or such other Collateral to the extent such sale, Reclassification or other disposition is permitted by the terms of Section 9.06 or is otherwise authorized by the terms of the Loan Documents.
SECTION 11.11.    The Arrangers, Bookrunners, Co-Managers, Syndication Agent and Co-Documentation Agents. The Arrangers, Bookrunners, Co-managers, Syndication Agent and Co-Documentation Agents shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

ARTICLE XII
Miscellaneous
SECTION 12.01.    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)    if to the Borrower, to it at 801 Cherry St, Suite 3700, Unit 19, Fort Worth, Texas 76102, Attention: Vice President - Treasurer (Telecopy No. (817) 665-5016), with a copy to General Counsel (Telecopy No. (817) 668-5012);
(ii)    if to the Administrative Agent, to Credit Suisse AG, Agency Manager, Eleven Madison Avenue, 23rd Floor, New York, NY 10010, (Telecopy No. (212) 322-2291), email: agency.loanops@credit-suisse.com;
(iii)     if to the Collateral Agent, to The Bank of New York Mellon Trust Company N.A., 601 Travis Street, 16th Floor, Houston, TX 77002 (Telecopy No. (713) 483-6954), email: rafael.martinez@bnymellon.com; and
(iv)    if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2, Article 3, Article 4 And Article 5 unless set forth herein or otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications and any such approval of procedures in respect of electronic communications by any Lender or the Administrative Agent may be revoked at any time by any such Lender or by the Administrative Agent. In connection with any such revocation, if such Lender or the Administrative Agent elects not to receive electronic communications (including those by electronic mail), then such electronic communications (including electronic mail) shall not be a valid method of delivering notices hereunder to such Person notwithstanding any provision hereof to the contrary.
(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if received by the recipient during its normal business hours.

The Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Collateral Agent shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If any party elects to give the Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method), the Collateral Agent understanding of such instructions shall be deemed controlling. The Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Collateral Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. Any party agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Collateral Agent, including without limitation the risk of the Collateral Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.

SECTION 12.02.    Waivers; Amendments. (a)No failure on the part of any party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)    Neither this Agreement nor any provision hereof nor any Loan Document nor any provision thereof may be waived, amended or modified except as expressly provided in Section 2.08, 2.09 or 2.10 or pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall:
(i) increase the Commitment of any Lender without the written consent of such Lender;
(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon or any fee or premium payable to any Lender, or reduce any other Secured

Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby;
(iii)    postpone the scheduled date of payment or prepayment of the principal amount of any Loan (which, for the avoidance of doubt, shall not include any mandatory prepayment pursuant to Section 3.05), or any interest thereon or any fee or premium payable to any Lender or any other Secured Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date or the Maturity Date applicable to any Loan, without the written consent of each Lender affected thereby;
(iv) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, in each case, without the written consent of each Lender adversely affected thereby, or change Section 10.02(c) without the written consent of each Person entitled to distribution who is adversely affected thereby;
(v) release one or more Subsidiary Guarantors that in the aggregate account for all or substantially all of the value of the Guarantees provided by Subsidiaries under the Guarantee Agreement, including by limiting liability in respect thereof (except as set forth in the Guaranty Agreement or Section 8.13(d)), or release all or substantially all of the collateral subject to the Liens created by the Security Instruments (other than as provided in Section 11.10), without the written consent of each Lender;
(vi) change the provisions of Section 12.04(b) to impose additional restrictions on the ability of Lenders to assign their rights or obligations under the Loan Documents without the written consent of each Lender affected thereby;
(vii) change any of the provisions of this Section 12.02(b) or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, in each case to the extent that such provision specifies that all Lenders must make any determination or grant any consent hereunder or under any other Loan Documents, without the written consent of each Lender;
(viii) change the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, in each case without the written consent of each Lender (or Lenders of such Class); or
(ix) in the event Loans of one or more additional Classes shall have been established pursuant to Section 2.08, 2.09 or 2.10, change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a majority in interest of each affected Class;
provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any other Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or such other Agent, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 7.11 (Subsidiaries) shall be effective, after compliance with the requirements of Section 12.16, simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.
SECTION 12.03.    Expenses, Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and substantiated out-of-pocket expenses incurred by the Agents, the Arrangers, the Bookrunners and their Affiliates, including, without limitation, the reasonable and substantiated fees, charges and disbursements of one outside counsel for each of the Administrative Agent and the Collateral Agent, applicable local outside counsel and other outside consultants for the Administrative Agent and the Collateral Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent and the Collateral Agent as to the rights and duties of the Administrative Agent and the Collateral Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and substantiated out-of-pocket costs, expenses, Taxes, assessments and other charges incurred by any Agent, Arranger or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all out-of-pocket expenses incurred by any Agent, Arranger, Bookrunner or Lender, including the fees, charges and disbursements of any counsel for any Agent, Arranger, Bookrunner or Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b) THE BORROWER SHALL INDEMNIFY EACH AGENT, EACH ARRANGER, EACH BOOKRUNNER AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF

THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (II) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (III) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY SUBSIDIARY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (IV) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (V) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (VI) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES, (VII) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (VIII) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (IX) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (X) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, (Y) RELATE TO CLAIMS SOLELY AMONG THE AGENTS, THE ARRANGERS, THE BOOKRUNNERS, THE CO-MANAGERS, THE LENDERS OR ANY OF THEIR AFFILIATES (OTHER THAN CLAIMS DIRECTED AGAINST THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, AN ARRANGER, BOOKRUNNER OR CO-MANAGER IN ITS CAPACITY AS SUCH) AND THAT DID NOT ARISE FROM ANY ACT OR OMISSION BY THE BORROWER OR ANY OF ITS AFFILIATES OR (Z) ARE IN RESPECT OF ANY PROPERTY FOR ANY

OCCURRENCE ARISING FROM THE ACTS OR OMISSIONS OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER DURING THE PERIOD AFTER WHICH SUCH PERSON, ITS SUCCESSORS OR ASSIGNS HAVE OBTAINED POSSESSION OF SUCH PROPERTY (WHETHER BY FORECLOSURE OR DEED IN LIEU OF FORECLOSURE, AS MORTGAGEE-IN-POSSESSION OR OTHERWISE) ( IT BEING UNDERSTOOD AND AGREED THAT THIS CLAUSE (Z) SHALL NOT APPLY TO ANY ACTS OR OMISSIONS OF ANY SUCH PERSON IN THE PERIOD DURING WHICH THE BORROWER RETAINS POSSESSION OF SUCH PROPERTY).
(c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent or any Arranger, Bookrunner, Co-Manager under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent or such Arranger, Bookrunner or Co-Manager, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or such Arranger, Bookrunner or Co-Manager in its capacity as such.
(d)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.
(e)    All amounts due under this Section 12.03 shall be payable not later than 30 days after written demand therefor.
SECTION 12.04.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04 and Section 3.04(d). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Agents, the Arrangers, the Bookrunners, the Co-Managers and the Related Parties of the Agents, the Arrangers, the Bookrunners, the Co-Managers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) (i)  Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the

Administrative Agent (and with notice to but without the consent of the Borrower), provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender immediately prior to giving effect to such assignment.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    the amount of the unused Commitment and Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be a multiple of, and shall not be less than, $1,000,000 unless the Administrative Agent otherwise consents;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall (1) execute and deliver an Assignment and Assumption to the Administrative Agent (which shall notify the Borrower of such assignment) via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms; and
(E)    in no event may any Lender assign all or a portion of its rights and obligations under this Agreement to the Borrower or any Affiliate of the Borrower other than pursuant to Section 3.04(d).
(iii)    Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, each Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b), if applicable, any written consent to such assignment required by Section 12.04(b) and any applicable tax forms, the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).
(vi)    For the avoidance of doubt, each repurchase of Loans made in accordance with Section 3.04(d) shall be deemed to be an assignment made in compliance with this Section 12.04.
(c)    (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii)    A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(d) and (f) as though it were a Lender.
(iii)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to the Borrower or any other Person (including the identity of any participant or any information relating to a participant’s interest in any obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that any commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 12.05.    Survival; Revival; Reinstatement. (a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent or any Lender may have had notice or knowledge of any Default or any incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article 11 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.
(b)    To the extent that any payments on the Secured Indebtedness or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.
SECTION 12.06.    Counterparts; Integration; Effectiveness. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
(b)    This Agreement, the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof (but do not supersede any other provisions of any engagement, fee or similar letter between the Borrower and one or more Agents or Affiliates of Agents that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
(c)    Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 12.07.    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. If it becomes illegal for any Lender to hold or benefit from a

Lien over real property pursuant to any law, such Lender shall notify the Administrative Agent and disclaim any benefit of such security interest to the extent of such illegality, but such illegality shall not invalidate or render unenforceable such Lien for the benefit of each of the other Lenders.
SECTION 12.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitation, obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Restricted Subsidiary against any of and all the obligations of the Borrower or any Restricted Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.
SECTION 12.09.    GOVERNING LAW; JURISDICTION. (a) THIS AGREEMENT, THE NOTES AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(b)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT BY IT OR ANY OF ITS AFFILIATES SHALL BE BROUGHT, AND SHALL BE HEARD AND DETERMINED, EXCLUSIVELY IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION IN WHICH SUCH LOAN PARTY OR ANY OF ITS PROPERTIES IS LOCATED, NOR SHALL ANYTHING IN THIS AGREEMENT AFFECT ANY RIGHT THAT THE BORROWER MAY HAVE TO BRING ANY ACTION OR PROCEEDING IN ANOTHER JURISDICTION SOLELY FOR THE

PURPOSE OF ENFORCING A FINAL JUDGMENT AGAINST ANOTHER PARTY BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS PARAGRAPH (B). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(c)    EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
(d)    EACH PARTY HEREBY (I) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (II) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (III) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (IV) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

SECTION 12.10.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 12.11.    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that

Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any securitization or Swap Agreement relating to the Borrower and its obligations or any credit insurance provider, (g) with the consent of the Borrower, (h) on a confidential basis, to (1) any rating agency in connection with rating any credit facility provided hereunder or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to any credit facility provided hereunder, (i) to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or Collateral Agent in connection with the administration, settlement and management of this Agreement and the Loan Documents or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 12.12.    Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and, if applicable, the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall, except as provided below in this Section, be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Indebtedness (or, to the extent that the principal amount of the Secured Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Secured Indebtedness (or, to the extent that the principal amount of the Secured Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the actual full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (A) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.07 and (B) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.07. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.
SECTION 12.13.    EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER

PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”
SECTION 12.14.    No Third Party Beneficiaries. This Agreement, the other Loan Documents and the agreement of the Lenders to make Loans hereunder are solely for the benefit of the Borrower, the Agents, the Arrangers, the Bookrunners, the Co-Managers, the Lenders and, to the extent provided herein, the Related Parties of the foregoing Persons, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, any Arranger, any Bookrunner, any Co-Manager or any Lender for any reason whatsoever. There are no third party beneficiaries other than as expressly set forth herein.
SECTION 12.15.    Flood Insurance Regulation. Notwithstanding any provision in any Security Instrument to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) located in a special flood hazard area included in the definition of “Mortgaged Property”, “Collateral” or similar definition in any Security Instrument and no such Building or Manufactured (Mobile) Home shall be encumbered by any such Security Instrument.
SECTION 12.16.    USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
SECTION 12.17.    No Fiduciary Duty. The Agents, Arrangers, Bookrunners, Co-Managers, Lenders and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), may have economic interests that conflict with those of the Borrower and the Subsidiaries, their stockholders and/or their Affiliates (collectively, solely for purposes of this paragraph, the “Borrower Parties”). The Borrower agrees that nothing in the Agreement or the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and any Borrower Party, on the other. The Borrower acknowledges and agrees that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrower Parties, on the other, and (b) in connection therewith and with the process leading thereto, (x) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Borrower Party with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise any

Borrower Party on other matters) or any other obligation to any Borrower Party except the obligations expressly set forth in the Loan Documents and (y) each Lender Party is acting solely as principal and not as the agent or fiduciary of any Borrower Party, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Borrower Party, in connection with such transaction or the process leading thereto.
SECTION 12.18.    Intercreditor Agreements. The Lenders acknowledge that the obligations of the Borrower under the First Lien Credit Agreements, the Second Lien Notes and Refinancing Indebtedness in respect thereof are and shall be secured by Liens on assets of the Borrower and the other Loan Parties that constitute Collateral under the Security Instruments and that the relative Lien priorities and other creditor rights of the Lenders hereunder and the secured parties thereunder will be set forth in the Intercreditor Agreements. Each Lender hereby acknowledges that it has received a copy of each Intercreditor Agreement. Each Lender hereby irrevocably (a) consents to the subordination and equalization, as applicable, of the Liens on the Collateral securing the Secured Indebtedness on the terms set forth in the Intercreditor Agreements, (b) authorizes and directs the Administrative Agent to execute and deliver each Intercreditor Agreement and any documents relating thereto, in each case on behalf of such Lender and without any further consent, authorization or other action by such Lender, (c) agrees that, upon the execution and delivery thereof, such Lender will be bound by the provisions of each Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of such Intercreditor Agreement and (d) agrees that no Lender shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section or in accordance with the terms of an Intercreditor Agreement. Each Lender hereby further irrevocably authorizes and directs the Administrative Agent (i) to take such actions as shall be required to release Liens on the Collateral in accordance with the terms of the Intercreditor Agreements and (ii) to enter into such amendments, supplements or other modifications to each Intercreditor Agreement in connection with any extension, renewal, refinancing or replacement of any Secured Indebtedness and any Indebtedness under the First Lien Credit Agreements, the Second Lien Notes or any Refinancing Indebtedness in respect thereof as are reasonably acceptable to the Administrative Agent to give effect thereto, in each case on behalf of such Lender and without any further consent, authorization or other action by such Lender. The Administrative Agent shall have the benefit of the provisions of Article XI with respect to all actions taken by it pursuant to this Section or in accordance with the terms of the Intercreditor Agreement to the full extent thereof.
[SIGNATURES BEGIN ON NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

QUICKSILVER RESOURCES INC., a Delaware corporation

By:	/s/ John C. Regan
Name: John C. Regan Title: Senior Vice President – Chief Financial Officer and Chief Accounting Officer

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender and as Administrative Agent,

By:	/s/ Nupur Kumar
Name: Nupur Kumar Title: Authorized Signatory

By:	/s/ Michael Spaight
Name: Michael Spaight Title: Authorized Signatory

ANNEX I

Name of Lender	Commitment
Credit Suisse AG, Cayman Islands Branch	$625,000,000
TOTAL	$625,000,000